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Exhibit (a)(1)(A)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
at
$18.28 Net Per Share
and
All Outstanding Shares of
Series D Non-Cumulative Delivery Preferred Stock
at
$0.10 Net Per Share
of
DAKOTA GROWERS PASTA COMPANY, INC.
by
BLUEBIRD ACQUISITION CORPORATION
a wholly owned subsidiary
of
AGRICORE UNITED HOLDINGS INC.
a wholly owned subsidiary
of
VITERRA INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 3, 2010, UNLESS THE OFFER IS EXTENDED.

        The Offer (as defined herein) is being made pursuant to an Agreement and Plan of Merger dated as of March 10, 2010 (the "Merger Agreement"), by and among Agricore United Holdings Inc., a Delaware corporation ("Agricore") and a wholly owned subsidiary of Viterra Inc., a corporation incorporated under the laws of Canada ("Viterra"), Bluebird Acquisition Corporation, a North Dakota corporation and wholly owned subsidiary of Agricore (the "Purchaser"), and Dakota Growers Pasta Company, Inc., a North Dakota corporation (the "Company"). The Purchaser is offering to purchase (i) all outstanding shares of common stock of the Company, par value $0.01 per share (together with the associated preferred share purchase rights under the Second Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of April 26, 2002, between the Company and Wells Fargo Bank Minnesota, National Association, as Rights Agent, the "Common Shares"), at a price of $18.28 per Common Share net to the seller in cash, and (ii) all outstanding shares of Series D Non-Cumulative Delivery Preferred Stock, par value $0.01 per share ("Series D Shares") of the Company, at a price of $0.10 per Series D Share net to the seller in cash, in each case without interest and less any required withholding taxes and upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letters of Transmittal (as defined herein). The Common Shares and the Series D Shares are collectively referred to herein as "Company Shares."

        The Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as defined herein), and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15—"Conditions of the Offer". The term "Minimum Condition" is defined in Section 15—"Conditions of the Offer" and generally requires that the number of outstanding Common Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described below), together with all Common Shares, if any, then owned by Agricore and the Purchaser, represents more than 50%

of the outstanding Common Shares on a fully diluted basis (which means, as of any time, the aggregate number of Common Shares outstanding, assuming the exercise of any right, warrant or option to acquire any Common Shares and the conversion or exchange of all securities convertible or exchangeable into Common Shares outstanding) as of immediately prior to the Purchaser's acceptance for payment of the Company Shares tendered pursuant to the Offer and not validly withdrawn.

        The Board of Directors of the Company (the "Company Board") has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the merger of the Purchaser with and into the Company with the Company surviving as the wholly owned subsidiary of Agricore (the "Merger"), are advisable, fair to and in the best interests of the Company's stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein, (iii) recommended that the holders of Company Shares accept the Offer and tender their Company Shares to the Purchaser pursuant to the Offer and, if required by applicable law, that the holders of Common Shares adopt the Merger Agreement, and (iv) approved the preparation, execution and delivery of an amendment to the Rights Agreement, which exempted Agricore and the Purchaser (in connection with the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Tender and Support Agreements (as defined herein)) and the Merger Agreement, the Tender and Support Agreements, and all transactions contemplated thereby from the terms of the Rights Agreement.

 IMPORTANT

        Any stockholder of the Company wishing to tender Company Shares in the Offer must (i) complete and sign the appropriate letter of transmittal for Common Shares or Series D Shares, as applicable, that accompany this Offer to Purchase (collectively, the "Letters of Transmittal") in accordance with the instructions in the Letters of Transmittal and mail or deliver the appropriate Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Company Shares tendered, (ii) follow the procedure for book-entry transfer described in Section 3—"Procedures for Accepting the Offer and Tendering Company Shares" or (iii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Company Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such institution if such stockholder wishes to tender its Company Shares.

        Any stockholder of the Company who wishes to tender Company Shares and cannot deliver certificates representing such Company Shares and all other required documents to the Depositary on or prior to the Expiration Time (as defined herein) of the Offer or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Company Shares pursuant to the guaranteed delivery procedure described in Section 3—"Procedures for Accepting the Offer and Tendering Company Shares".

        Questions and requests for assistance may be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letters of Transmittal, the Notice of Guaranteed Delivery (as defined herein) and other related materials may also be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Information Agent for the Offer is:

March 23, 2010

i

 SUMMARY TERM SHEET

        Bluebird Acquisition Corporation, a wholly owned subsidiary of Agricore, is offering to purchase all of the outstanding Common Shares of the Company at a price of $18.28 per Common Share net to the seller in cash, and all of the outstanding Series D Shares of the Company, at a price of $0.10 per Series D Share net to the seller in cash, in each case without interest and less any required withholding taxes and upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letters of Transmittal. The following are answers to some of the questions you, as a stockholder of the Company, may have about the Offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letters of Transmittal and the other documents to which we have referred you because this summary may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letters of Transmittal.

Who is offering to buy my securities?

        We are Bluebird Acquisition Corporation, a North Dakota corporation formed for the purpose of making this Offer. We are a wholly owned subsidiary of Agricore United Holdings Inc., a Delaware corporation, which is a wholly owned subsidiary of Viterra Inc., a corporation incorporated under the laws of Canada. See the "Introduction" to this Offer to Purchase and Section 8—"Certain Information Concerning the Purchaser, Agricore and Viterra".

What are the classes and amounts of securities sought in the Offer?

        We are seeking to purchase all of the outstanding Common Shares and Series D Shares of the Company. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer".

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $18.28 per Common Share and $0.10 per Series D Share, in each case net to you in cash, without interest and less any required withholding taxes and upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letters of Transmittal. If you are the record owner of your Company Shares and you directly tender your Company Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Company Shares through a broker, dealer, commercial bank, trust company or other nominee, and such institution tenders your Company Shares on your behalf, it may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. Viterra, our ultimate parent company, will provide us with sufficient funds to purchase all Company Shares validly tendered in the Offer and not validly withdrawn. Viterra will also provide the necessary funding to pay the consideration to be paid in the Merger, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. Agricore and the Purchaser estimate that the total amount of funds required to purchase all of the Company Shares tendered pursuant to the Offer and not validly withdrawn and complete the Merger is approximately $221.7 million, including related transaction fees and expenses. The Offer is not subject to a financing condition. Viterra intends to provide us with the necessary funds from cash on hand. See Section 9—"Source and Amount of Funds".

Is your financial condition relevant to my decision to tender my Company Shares in the Offer?

        No. We do not think our financial condition is relevant to your decision whether to tender Company Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Company Shares solely for cash;

  •
  in light of Viterra's financial capacity in relation to the amount of consideration payable in the Offer, we will have sufficient funds or other sources of funding immediately available to purchase all Company Shares validly tendered in the Offer and not validly withdrawn;

  •
  Viterra has guaranteed the performance by Agricore of its obligations under the Merger Agreement, including Agricore's obligations to provide us with the necessary funds to purchase the Company Shares accepted for payment in the Offer and to fund the necessary consideration to be paid in the Merger;

  •
  the Offer is not subject to any financing condition; and

  •
  if we complete the Offer, we expect to acquire through any subsequent offering period (and one or more extensions thereof) (a "Subsequent Offering Period") or the Merger any remaining Company Shares not purchased in the Offer for the same cash price.

        See Section 9—"Source and Amount of Funds".

How long do I have to decide whether to tender my Company Shares in the Offer?

        Unless we extend the Offer, you will have until 12:00 midnight, New York City time, on Monday, May 3, 2010 (i.e., the end of the day on May 3, 2010), to tender your Company Shares in the Offer. If you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described in Section 3 of this Offer to Purchase prior to that time. You should note that we are obligated under the Merger Agreement to accept the Company Shares for payment and complete the purchase of Company Shares tendered pursuant to the Offer and not validly withdrawn as of the time the Minimum Condition is first satisfied, provided that all of the other conditions to the Offer have been satisfied or waived as of such time and that the Offer has been open for at least 30 business days or until the applicable expiration date, if the Offer is extended. If you do not tender your Company Shares prior to this time, there is no assurance that there will be any Subsequent Offering Period in which you could tender your Company Shares. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Company Shares".

Can the Offer be extended and, if so, under what circumstances?

        Yes. We have agreed in the Merger Agreement that so long as neither the Company nor Agricore has terminated the Merger Agreement in accordance with its terms:

  •
  We shall extend the Offer for any period or periods required by any applicable law (including any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff.

  •
  We shall extend the Offer for a period of 15 business days if, prior to the initial expiration date of the Offer, the Minimum Condition or any other condition to the Offer has not been satisfied or waived.

  •
  We may, without the Company's consent, extend the Offer on one or more occasions for any period of up to 20 business days per extension (not including any 15 day extension pursuant to the bullet point above), if at any then-scheduled expiration of the Offer, the Minimum Condition or any other condition to the Offer has not been satisfied or waived, but in no event may we extend the Offer beyond August 10, 2010 (the "Outside Date").

        See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our obligation and rights to extend the Offer.

Will you provide a subsequent offering period?

        We may, without the Company's consent, provide for a Subsequent Offering Period if such Subsequent Offering Period is necessary to obtain ninety percent (90%) or more of the outstanding Common Shares of the Company, without regard to the exercise of the Top-Up Option (as defined in Section 11—"The Transaction Agreements"). The Subsequent Offering Period would be conducted in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") following the acceptance of the Company Shares tendered pursuant to the Offer and not validly withdrawn. See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our option to offer a Subsequent Offering Period.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform Wells Fargo Bank, N.A., the Depositary for the Offer (the "Depositary"), of the extension, and we will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer".

What are the most significant conditions to the Offer?

        The Offer is conditioned upon:

  •
  satisfaction of the Minimum Condition; and

  •
  the expiration or termination of the applicable waiting period under the HSR Act.

        The Offer is also subject to other conditions, which are described in Section 15—"Conditions of the Offer".

        The term "Minimum Condition" is defined in Section 15—"Conditions of the Offer" and generally requires that the number of outstanding Common Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described above), together with all Common Shares, if any, then owned by Agricore and the Purchaser, represents more than 50% of the outstanding Common Shares on a fully diluted basis (which means, as of any time, the aggregate number of Common Shares outstanding, assuming the exercise of any right, warrant or option to acquire any Common Shares and the conversion or exchange of all securities convertible or exchangeable into Common Shares outstanding) as of immediately prior to the Purchaser's acceptance for payment of the Company Shares tendered pursuant to the Offer and not validly withdrawn.

        We cannot waive the Minimum Condition without the prior written approval of the Company. However, we can waive any other conditions in our sole discretion without the Company's consent, subject to applicable rules and regulations of the SEC. See Section 15—"Conditions of the Offer".

Have any stockholders agreed to tender their Company Shares?

        Each of La Bella Holdings LLC, MVC Capital, Inc., Timothy J. Dodd and Edward O. Irion have agreed to tender all their Company Shares pursuant to a Tender and Support Agreement (as defined herein). These stockholders hold an aggregate of 3,493,692 Common Shares, including Common Shares issuable upon the conversion of Series F Convertible Preferred Stock, par value $0.01 per share (the "Series F Shares") of the Company, which represents approximately 29% of the outstanding Common Shares as of March 19, 2010 on a fully diluted basis, and an aggregate of 238,248 Series D Shares, which represents approximately 2.1% of the outstanding Series D Shares as of March 19, 2010. See

Section 7—"Certain Information Concerning the Company" and Section 11—"The Transaction Agreements".

How do I tender my Company Shares?

        If you hold your Company Shares in your own name, you should complete and sign the appropriate Letter of Transmittal for Common Shares or Series D Shares, as applicable, and deliver it to the Depositary, along with your stock certificates for all of your Company Shares (if you hold physical stock certificates) and any other required documents, prior to the Expiration Time (as defined herein) (or the expiration of a Subsequent Offering Period, if provided). If you hold your Company Shares in uncertificated form through the Depositary, you should complete the appropriate Letter of Transmittal as described above and indicate therein the number of uncertificated Company Shares to be tendered.

        Financial institutions that are participants in the system of The Depository Trust Company (the "Book-Entry Transfer Facility") may tender their Company Shares by book-entry delivery of Company Shares by causing the Book-Entry Transfer Facility to transfer such Company Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer, and deliver an Agent's Message (as defined herein) in lieu of the Letters of Transmittal, and any other required documents, prior to the Expiration Time (or the expiration of a Subsequent Offering Period, if provided).

        If your Company Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact them if you desire to tender your Company Shares.

        If you are unable to deliver any required document or instrument to the Depositary by the Expiration Time, you may still participate in the Offer by having a broker, a bank or other fiduciary that is an Eligible Institution (as defined herein) guarantee on or prior to the expiration of the Offer that the missing items will be received by the Depositary within three business days after the expiration of the Offer. See Section 3—"Procedures for Accepting the Offer and Tendering Company Shares".

Until what time may I withdraw previously tendered Company Shares?

        You may withdraw your previously tendered Company Shares at any time until the Offer has expired and, if we have not accepted your Company Shares for payment by May 22, 2010, you may withdraw them at any time after that date until we accept the Company Shares for payment. You should note that we are obligated under the Merger Agreement to accept the Company Shares for payment and complete the purchase of Company Shares tendered pursuant to the Offer and not validly withdrawn as of the time the Minimum Condition is first satisfied, provided that all of the other conditions to the Offer have been satisfied or waived as of such time and that the Offer has been open for at least 30 business days or until the applicable expiration date, if the Offer is extended. If you do not tender your Company Shares prior to this time, there is no assurance that there will be any Subsequent Offering Period in which you could tender your Company Shares. See Section 4—"Withdrawal Rights".

How do I withdraw previously tendered Company Shares?

        To withdraw previously tendered Company Shares, you must deliver a written notice of withdrawal, or a facsimile of such notice, with the required information to the Depositary while you still have the right to withdraw Company Shares. If you tendered Company Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that institution to arrange for the withdrawal of your Company Shares and such institution must effectively withdraw such Company Shares prior to the Expiration Time (or the expiration of a Subsequent Offering Period, if provided). See Section 4—"Withdrawal Rights".

What does the Company Board think of the Offer?

        The Company Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company's stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein, (iii) recommended that the holders of Company Shares accept the Offer and tender their Company Shares to the Purchaser pursuant to the Offer and, if required by applicable law, that the holders of Common Shares adopt the Merger Agreement, and (iv) approved the preparation, execution and delivery of an amendment to the Rights Agreement, which exempted Agricore and the Purchaser (in connection with the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Tender and Support Agreements (as defined herein)) and the Merger Agreement, the Tender and Support Agreements, and all transactions contemplated thereby from the terms of the Rights Agreement.

        A description of the reasons for the Company Board's approval of the Offer and the Merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company's stockholders together with this Offer to Purchase. See the "Introduction" to this Offer to Purchase.

If the Offer is completed, will the Company continue to make filings with the SEC?

        No. Following the purchase of Company Shares in the Offer, we expect to complete the Merger. If the Merger takes place, the Company will be wholly owned by Agricore and the Company will be eligible to deregister under the Exchange Act and will no longer make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 13—"Certain Effects of the Offer".

Will the Offer be followed by a Merger if all of the Company Shares are not tendered in the Offer?

        Yes. If we accept for payment and pay for more than 50% of the Company Shares on a fully diluted basis, we expect to effect the Merger of the Purchaser with and into the Company. If that Merger takes place, all remaining stockholders of the Company (other than the Purchaser, Agricore, the Company and any stockholders exercising their dissenter rights under Section 10-19.1-88 of the North Dakota Business Corporation Act (the "North Dakota Act")) will receive $18.28 per Common Share and $0.10 per Series D Share, in each case net in cash, without interest and less any required withholding taxes, and the Company will become a wholly owned subsidiary of Agricore. See the "Introduction" to this Offer to Purchase.

What is the "Top-Up Option" and when could it be exercised?

        Under the Merger Agreement, if we do not own at least one share more than 90% of the total outstanding Common Shares following the acceptance of the Company Shares tendered pursuant to the Offer and not validly withdrawn, we have the option, subject to certain limitations, to purchase from the Company at a price per Common Share equal to the Common Offer Price, that number of Common Shares equal to the lowest number of Common Shares that, when added to the number of Company Shares then owned by Agricore and the Purchaser at the time of such exercise of the Top-Up Option, would constitute one share more than ninety percent (90%) of the total Common Shares then outstanding (on a fully diluted basis and immediately after the issuance of such Top-Up Option Shares), which under the North Dakota Act will enable us to effect the Merger as a short-form merger without a stockholder vote or any further action by the stockholders of the Company. We refer to this option as the "Top-Up Option" and to the Common Shares we may purchase under the Top-Up Option as the "Top-Up Option Shares." See Section 11—"The Transaction Agreements" for more details on the Top-Up Option.

If I decide not to tender, how will the Offer affect my Company Shares?

        If you decide not to tender your Company Shares in the Offer and the Merger occurs, your Company Shares will be converted into the right to receive an amount equal to the Common Offer Price (as defined herein) or the Series D Offer Price (as defined herein), as applicable, payable in cash, without interest and less any required withholding taxes. Unless you validly exercise your dissenters' rights under Section 10-19.1-88 of the North Dakota Act, you will receive the same amount of cash per Common Share and Series D Share in the Merger that you would have received had you tendered your Company Shares in the Offer. If you do validly exercise your dissenters' rights, then you may receive the judicially determined fair value of your Company Shares in cash.

        Therefore, if the Merger takes place, and you do not validly exercise your dissenters' rights under Section 10-19.1-88 of the North Dakota Act, the only difference to you between tendering your Company Shares and not tendering your Company Shares is that you will be paid earlier if you tender your Company Shares. If you decide not to tender your Company Shares in the Offer and we purchase the Company Shares that are tendered, but the Merger does not occur, you will remain a stockholder of the Company. Currently there exists only a limited, private market for trading of Common Shares and the market for trading the Common Shares may become even more limited after the purchase of Common Shares pursuant to the Offer. The Series D Shares may not be transferred without the Company's consent. Also, as described above, the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 13—"Certain Effects of the Offer".

What is the market value of my Company Shares as of a recent date?

        It is difficult to ascertain the market value of the Company Shares because there is no established public trading market for the Common Shares or Series D Shares. Variable Investment Advisers, Inc. ("VIA") and Alerus Securities ("Alerus") established an Alternative Trading System ("ATS") to facilitate trading of the Common Shares; however, on December 18, 2006, the Company instructed VIA and Alerus to suspend trading on the ATS until further notice, and trading volumes of the Common Shares have been minimal since that date. Alerus subsequently terminated its ATS.

What are the United States federal income tax consequences of having my Company Shares accepted for payment in the Offer or receiving cash in exchange for my Company Shares in the Merger?

        The exchange of Company Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. If you hold Company Shares as capital assets for U.S. federal income tax purposes, you will generally recognize a capital gain or loss on the exchange of Company Shares for cash pursuant to the Offer or to the Merger, in an amount equal to the difference between the amount of cash received and your adjusted tax basis in the Company Shares. If you are a non-corporate U.S. Holder (as defined under Section 5—"Certain U.S. Federal Income Tax Consequences") who has held the Company Shares for more than one year, any capital gain will generally be subject to U.S. federal income tax at a reduced rate. Special rules will apply to you if you are not a U.S. person for federal income tax purposes. See Section 5—"Certain U.S. Federal Income Tax Consequences".

        We urge you to consult your own tax advisors to determine the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or foreign income and other tax laws).

Whom should I call if I have questions about the Offer?

        You may call the Information Agent for the Offer, Kingsdale Shareholder Services Inc. (the "Information Agent") at 1-888-518-6812 (toll-free) with any questions. See the back cover of this Offer to Purchase for further contact information.

To the Holders of Common Shares and
Series D Shares of the Company:

INTRODUCTION

        Bluebird Acquisition Corporation, a North Dakota corporation (the "Purchaser") and a wholly owned subsidiary of Agricore United Holdings Inc., a Delaware corporation ("Agricore") and a wholly owned subsidiary of Viterra Inc., a corporation incorporated under the laws of Canada ("Viterra"), hereby offers to purchase (the "Offer") (i) all outstanding shares of common stock, par value $0.01 per share (together with the associated preferred share purchase rights under the Second Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of April 26, 2002, between the Company and Wells Fargo Bank Minnesota, National Association, as Rights Agent, the "Common Shares") of Dakota Growers Pasta Company, Inc., a North Dakota corporation (the "Company"), at a price of $18.28 per Common Share net to the seller in cash (the "Common Offer Price"), and (ii) all outstanding shares of Series D Non-Cumulative Delivery Preferred Stock, par value $0.01 per share ("Series D Shares") of the Company, at a price of $0.10 per Series D Share net to the seller in cash (the "Series D Offer Price"), in each case without interest and less any required withholding taxes and upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal for Common Shares or Series D Shares, as applicable, that accompany this Offer to Purchase (collectively, the "Letters of Transmittal"). The Common Shares and the Series D Shares are collectively referred to herein as "Company Shares".

        The Offer is being made pursuant to the Agreement and Plan of Merger dated as of March 10, 2010 (the "Merger Agreement"), by and among Agricore, the Purchaser and the Company. The Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as defined herein), and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15—"Conditions of the Offer." There is no financing condition to the Offer.

        The term "Minimum Condition" is defined in Section 15—"Conditions of the Offer" and generally requires that the number of outstanding Common Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described herein), together with all Common Shares, if any, then owned by Agricore and the Purchaser, represents more than 50% of the outstanding Common Shares on a fully diluted basis (which means, as of any time, the aggregate number of Common Shares outstanding, assuming the exercise of any right, warrant or option to acquire any Common Shares and the conversion or exchange of all securities convertible or exchangeable into Common Shares outstanding) as of immediately prior to the Purchaser's acceptance for payment of the Company Shares tendered pursuant to the Offer and not validly withdrawn.

        The Company has advised Agricore that, as of March 19, 2010, (i) 10,764,932 Common Shares were issued and outstanding and 62,007,126 Common Shares are available for issuance, (ii) 2,100,000 Common Shares are reserved for issuance upon the conversion of the Series F Convertible Preferred Stock, par value $0.01 per share (the "Series F Shares") of the Company, (iii) 127,942 Common Shares are reserved for issuance upon the exercise of outstanding rights, warrants or options to acquire any Common Shares or exercise, settlement or conversion of any other equity-based awards outstanding under the Company's stock option plans, (iv) no Common Shares are held in the treasury of the Company, (v) 32,237 Common Shares are reserved for issuance and available for the future grant of equity-based awards under the Company's stock option plans, (vi) 11,322,745 Series D Shares are issued and outstanding, and (vii) 1,065,000 Series F Shares are issued and outstanding.

        The Merger Agreement is more fully described in Section 11—"The Transaction Agreements".

        Tendering stockholders who are record owners of their Company Shares and tender directly to Wells Fargo Bank, N.A., the Depositary for the Offer (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letters of Transmittal, stock transfer taxes with respect to the purchase of Company Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Company Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Board of Directors of the Company (the "Company Board") has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the merger of the Purchaser with and into the Company with the Company surviving as the wholly owned subsidiary of Agricore (the "Merger"), are advisable, fair to and in the best interests of the Company's stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein, (iii) recommended that the holders of Company Shares accept the Offer and tender their Company Shares to the Purchaser pursuant to the Offer and, if required by applicable law, that the holders of Common Shares adopt the Merger Agreement, and (iv) approved the preparation, execution and delivery of an amendment to the Rights Agreement, which exempted Agricore and the Purchaser (in connection with the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Tender and Support Agreements (as defined herein)) and the Merger Agreement, the Tender and Support Agreements, and all transactions contemplated thereby from the terms of the Rights Agreement.

        A description of the reasons for the Company Board's approval of the Offer and the Merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company's stockholders together with this Offer to Purchase (the "Schedule 14D-9").

        The Merger Agreement provides that, subject to the conditions described in Section 11—"The Transaction Agreements", the Purchaser will be merged with and into the Company with the Company surviving as a wholly owned subsidiary of Agricore. Pursuant to the Merger Agreement, at the effective time of the Merger, each Common Share and Series D Share outstanding immediately prior to the effective time of the Merger (other than (i) Company Shares owned, directly or indirectly, by Agricore or the Purchaser, which will be cancelled and will cease to exist, and (ii) Company Shares owned by the Company's stockholders who perfect their dissenters' rights under the North Dakota Business Corporation Act ("the North Dakota Act")) will be converted into the right to receive $18.28 for each Common Share, and $0.10 for each Series D Share, in each case net in cash, without interest and less any required withholding taxes.

        The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Common Shares. The Company has agreed, if necessary under applicable law to complete the Merger, to prepare and file with the SEC a preliminary proxy statement as soon as practicable after the Purchaser accepts for payment Company Shares tendered and not validly withdrawn pursuant to the Offer (the "Acceptance Time") and, subject to applicable law, to use reasonable best efforts to disseminate the proxy statement to the Company's stockholders as promptly as practicable after it has been filed with the SEC. The Company shall cause the proxy statement, when filed with the SEC, to comply as to form in all material respects with all applicable federal securities laws. Additionally, if necessary under applicable law to complete the Merger, the Company has agreed to take all necessary action in accordance with applicable law and the Company's organizational documents, to establish a record date for, call, give notice of, convene and hold a meeting of its holders of Common Shares as promptly as practicable following the Acceptance Time (but in no event prior to the expiration of any Subsequent Offering Period) for purposes of voting upon the adoption of the Merger Agreement in accordance with applicable law. Agricore and the Purchaser have agreed to vote all of the Common

Shares then owned of record by them or any of their respective subsidiaries in favor of the adoption of the Merger Agreement and approval of the Merger. If the Minimum Condition and the other conditions to the Purchaser's obligation to accept for payment and pay for the Company Shares tendered pursuant to the Offer and not validly withdrawn are satisfied or duly waived and the Offer is completed, Agricore and the Purchaser will own a number of Company Shares sufficient to cause the Merger Agreement to be adopted without the affirmative vote or written consent of any other holder of Company Shares. See Section 11—"The Transaction Agreements".

        This Offer to Purchase and the related Letters of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Company Shares validly tendered prior to the expiration of the Offer and not validly withdrawn as described under Section 4—"Withdrawal Rights". The expiration time of the Offer (the "Expiration Time") is 12:00 midnight, New York City time, on Monday, May 3, 2010 (i.e., the end of the day on May 3, 2010), unless the Purchaser, in accordance with the Merger Agreement, extends the Offer, in which event the Expiration Time of the Offer means the latest time and date at which the Offer, as so extended, expires.

        The Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as defined herein), and (ii) the expiration or termination of any applicable waiting period under the HSR Act. The Offer is also subject to other important conditions set forth in this Offer to Purchase.

        The term "Minimum Condition" is defined in Section 15—"Conditions of the Offer" and generally requires that the number of outstanding Common Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described herein), together with all Common Shares, if any, then owned by Agricore and the Purchaser, represents more than 50% of the outstanding Common Shares on a fully diluted basis (which means, as of any time, the aggregate number of Common Shares outstanding, assuming the exercise of any right, warrant or option to acquire any Common Shares and the conversion or exchange of all securities convertible or exchangeable into Common Shares outstanding) as of immediately prior to the Purchaser's acceptance for payment of the Company Shares tendered pursuant to the Offer and not validly withdrawn.

        The Merger Agreement provides that (i) the Purchaser shall extend the Offer for one 15 business day period if, prior to the initial expiration date of the Offer, the Minimum Condition or any other condition to the Offer (each, an "Offer Condition") has not been satisfied or waived and (ii) the Purchaser may extend the Offer for one or more additional consecutive periods of up to 20 business days per extension (as determined by Agricore and the Purchaser), if at any then-scheduled expiration of the Offer, the Minimum Condition or any other Offer Condition has not been satisfied or waived, so long as the Merger Agreement has not been terminated in accordance with its terms. Any such extension period does not include the 15 business day extension which must be effected by the Purchaser as described above. The Purchaser will not, however, be obligated to extend the Offer beyond August 10, 2010 (the "Outside Date") according to the Merger Agreement. In addition, the Purchaser shall extend the Offer for any period or periods required by any applicable law (including any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff).

        The Merger Agreement further provides that the Purchaser may, in its sole discretion, provide a subsequent offering period (and one or more extensions thereof) (a "Subsequent Offering Period") after the expiration of the Offer, in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if, as of the commencement of the Subsequent Offering Period, there has not been validly tendered and not withdrawn pursuant to the Offer that number of Common Shares (without regard to the exercise of the Top-Up Option (as defined herein)) necessary to permit the Merger to be effected without a meeting of stockholders of the Company, in accordance with Section 10-19.1-100 of the North Dakota Act. To effect the Merger under Section 10-19.1-100 of the North Dakota Act, the Purchaser must own ninety percent (90%) or more of the outstanding Common Shares of the Company.

        Any extension of the Offer will be followed as promptly as practicable by a public announcement. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time of the Offer in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. During any such extension, all Company Shares previously tendered and not validly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Company Shares that have previously been tendered except during the Subsequent Offering Period, if one is initiated. Company Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 22, 2010. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Company Shares to be withdrawn, the number of Company Shares to be withdrawn and the name of the registered holder of such Company Shares, if different from that of the person who tendered such Company Shares. If Share Certificates (as defined herein) evidencing Company Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3—"Procedures for Accepting the Offer and Tendering Company Shares" below), unless such Company Shares have been tendered for the account of an Eligible Institution. If Company Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Company Shares" below, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined herein) to be credited with the withdrawn Company Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Company Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party.

        Agricore and the Purchaser expressly reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition (except the Minimum Condition, which requires the Company's consent to be waived), to increase the Common Offer Price or the Series D Offer Price or to make any other changes in the terms and conditions of the Offer. However, unless previously approved by the Company in writing, neither Agricore nor the Purchaser may make any change to the terms or conditions of the Offer that (i) decreases the Common Offer Price or the Series D Offer Price (except for adjustments made pursuant to the Merger Agreement), (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the number of Company Shares to be purchased in the Offer, (iv) adds to the Offer Conditions, (v) amends the Offer Conditions so as to broaden the scope of such Offer Conditions, or (vi) reduces the time period during which the Offer shall remain open or extends the Offer in any manner except as required or permitted by the Merger Agreement or otherwise amends any other term or condition of the Offer in a manner adverse to holders of Company Shares.

        The rights of the Purchaser described in the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 15—"Conditions of the Offer". Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement if required. Such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

        If the Purchaser extends the Offer, is delayed in its acceptance for payment of Company Shares or is unable to accept Company Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Company Shares, and such Company Shares may be withdrawn only to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—"Withdrawal Rights". However, the ability of the Purchaser to delay the payment for Company Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

        If, subject to the terms of the Merger Agreement, the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material Offer Condition, the Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or the information concerning such offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. With respect to a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, an offer generally must remain open for a minimum of 10 business days following the dissemination of such information to stockholders.

        The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Company Shares. This Offer to Purchase and the related Letters of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Company Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Company Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Company Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, purchase and pay for (as promptly as practicable), all Company Shares validly tendered prior to the Expiration Time of the Offer and not validly withdrawn prior to such Expiration Time. If the Purchaser provides a Subsequent Offering Period, the Purchaser will accept for payment and pay for (as promptly as practicable), all validly tendered Company Shares as they are received during the Subsequent Offering Period. See Section 1—"Terms of the Offer".

        In all cases (including during any Subsequent Offering Period, payment for Company Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) either (x) the certificates evidencing such Company Shares (the "Share Certificates") or (y) confirmation of a book-entry transfer of such Company Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Company Shares", (unless such Company Shares are currently held in uncertificated form through the Depositary, in which case the deliveries set forth in this clause (i) will not be required), (ii) (x) the appropriate Letters of Transmittal, indicating all certificated Company Shares and uncertificated Company Shares to be tendered, properly completed and duly executed, with any required signature guarantees, or (y) in the case of a book-entry transfer through the Book-Entry Transfer Facility only, an Agent's Message in lieu of the Letters of Transmittal and (iii) any other documents required by the

Letters of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Company Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Company Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letters of Transmittal and that the Purchaser may enforce such agreement against such participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

        For purposes of the Offer (including during any Subsequent Offering Period), the Purchaser will be deemed to have accepted for payment, and thereby purchased, Company Shares validly tendered and not validly withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Company Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Company Shares accepted for payment pursuant to the Offer will be made by deposit of the Common Offer Price or Series D Offer Price, as applicable, for such Company Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Company Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Company Shares or is unable to accept Company Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Company Shares, and such Company Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        If any tendered Company Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Company Shares than are tendered, Share Certificates evidencing unpurchased Company Shares will be returned, without expense to the tendering stockholder, or if such Company Shares are held in uncertificated book-entry form through the Depositary, such Company Shares will be credited to the account of the tendering stockholder at no expense to the tendering stockholder. In the case of Company Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Company Shares", such Company Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

3.     Procedures for Accepting the Offer and Tendering Company Shares.

        Valid Tenders.    In order for Company Shares to be validly tendered pursuant to the Offer, either (i) the appropriate Letters of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer through the Book-Entry Transfer Facility, an Agent's Message in lieu of the Letters of Transmittal) and any other documents required by the Letters of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing such tendered Company Shares must be received by the Depositary at such address (unless such Company Shares are currently held in uncertificated form through the Depositary, in which case the deliveries set forth in this clause (A) will not be required) or (B) such Company Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time of the Offer (except with respect to any

Subsequent Offering Period, if provided), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery".

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Company Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Company Shares by causing the Book-Entry Transfer Facility to transfer such Company Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, with respect to any Company Shares delivered through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message in lieu of the Letters of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time (or the expiration of a Subsequent Offering Period, if provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        For Company Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

        Signature Guarantees.    No signature guarantee is required on the Letters of Transmittal (i) if the Letters of Transmittal are signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Company Shares) of the Company Shares tendered therewith, unless such registered holder has completed either the information under "Special Delivery Instructions" or the information under "Special Payment Instructions" on the Letters of Transmittal or (ii) if the Company Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letters of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letters of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letters of Transmittal. See Instructions 1 and 5 of the Letters of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Company Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Company Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Time of the Offer, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Company Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

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  a properly completed and duly executed notice of guaranteed delivery (the "Notice of Guaranteed Delivery"), substantially in the form made available by the Purchaser, is received prior to the Expiration Time of the Offer by the Depositary as provided below; and

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  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Company Shares, in proper form for transfer, together with the Letters of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer through the Book-Entry Transfer Facility, an Agent's Message), and any other documents required by the Letters of Transmittal are received by the Depositary within three business days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

        Payment for Company Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) either (x) the certificates evidencing such Company Shares or (y) a Book-Entry Confirmation of a book-entry transfer of such Company Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3 (unless such Company Shares are currently held in uncertificated form through the Depositary, in which case the deliveries set forth in this clause (i) will not be required), (ii) (x) the appropriate Letters of Transmittal, indicating all certificated Company Shares and uncertificated Company Shares to be tendered, properly completed and duly executed, with any required signature guarantees, or (y) in the case of a book-entry transfer through the Book-Entry Transfer Facility only, an Agent's Message in lieu of the Letters of Transmittal and (iii) any other documents required by the Letters of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Company Shares are actually received by the Depositary.

        The method of delivery of Share Certificates, the Letters of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer through the Book-Entry Transfer Facility, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Company Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Company Shares tendered, as specified in the Letters of Transmittal. The Purchaser's acceptance for payment of Company Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

        Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Company Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Company Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Company Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, Agricore, Viterra, the Company, the Depositary, Kingsdale Shareholder Services Inc. (the "Information Agent"), or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Appointment.    By executing the Letters of Transmittal, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's proxies in the manner set forth in the Letters of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Company Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Company Shares or other securities or rights issued or issuable in respect of such Company Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Company Shares tendered by such stockholder as provided herein. Upon such appointment:

  •
  all such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Company Shares,

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  all prior powers of attorney, proxies and consents given by such stockholder with respect to such Company Shares or other securities or rights will, without further action, be revoked,

  •
  no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, no such subsequent powers of attorney, proxies, consents or revocations will be deemed effective), and

  •
  the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Company Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper.

        The Purchaser reserves the right to require that, in order for Company Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Company Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Company Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Company Shares, for any meeting of the Company's stockholders.

4.     Withdrawal Rights.

        Except as otherwise described in this Section 4, tenders of Company Shares made pursuant to the Offer are irrevocable. Company Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time of the Offer and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 22, 2010.

        For a withdrawal to be effective, a written, electronic, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Company Shares to be withdrawn, the number of Company Shares to be withdrawn and the name of the registered holder of such Company Shares, if different from that of the person who tendered such Company Shares. If Share Certificates evidencing Company Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Company Shares have been tendered for the account of an Eligible Institution. If Company Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Company Shares", any

notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Company Shares.

        If the Purchaser extends the Offer, is delayed in its acceptance for payment of Company Shares or is unable to accept Company Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Company Shares, and such Company Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

        Withdrawals of Company Shares may not be rescinded.    Any Company Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Company Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Company Shares" at any time prior to the Expiration Time of the Offer or during a Subsequent Offering Period, if any.

        No withdrawal rights will apply to Company Shares tendered during a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Company Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer".

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding upon the tendering party. None of the Purchaser, Agricore, Viterra, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain U.S. Federal Income Tax Consequences.

        The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Company Shares are tendered and accepted for payment pursuant to the Offer or converted into the right to receive cash in the Merger. This summary does not purport to address all U.S. federal income tax matters that might be relevant to a particular stockholder. This summary does not address tax considerations applicable to stockholders that may be subject to special tax rules including, without limitation, the following: (a) persons that are subject to special expatriation rules; (b) financial institutions; (c) insurance companies; (d) dealers or traders in securities or currencies or notional principal contracts; (e) tax-exempt entities; (f) persons that hold Company Shares as part of a "hedging" or "conversion" transaction or as a position in a "straddle" or as part of a "synthetic security" or other integrated transaction for U.S. federal income tax purposes; (g) stockholders subject to the alternative minimum tax; (h) regulated investment companies; (i) real estate investment trusts; (j) partnerships and other pass-through entities and persons who hold Company Shares through partnerships or other pass-through entities; (k) persons that have a "functional currency" other than the U.S. dollar; (l) persons that hold Company Shares as something other than a capital asset; and (m) stockholders that acquired (or will acquire) Company Shares through exercise of employee stock options or otherwise as compensation.

        This summary is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof. All of the foregoing are subject to change, and changes could apply retroactively and could affect the tax consequences described below. No ruling has been or will be sought from the Internal Revenue Service ("IRS") with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger.

        For purposes of the Offer and the Merger, a "U.S. Holder" means a beneficial owner of Company Shares that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration or (ii) such trust has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes, and (iii) one or more U.S. persons have the authority to control all of the substantial decisions of the trust. For purposes of the Offer and the Merger, a "Non-U.S. Holder" is a beneficial owner of Company Shares that is neither a U.S. Holder nor a partnership (nor any other entity taxable as a partnership for U.S. federal income tax purposes). If a partnership or other entity taxable as a partnership holds Company Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Company Shares should consult their tax advisors.

        The descriptions of U.S. federal income tax consequences set forth in this document are for general information only. To ensure compliance with the Internal Revenue Service Circular 230, this serves to notify any holders of Company Shares that any discussion of U.S. federal tax matters set forth in this document was written in connection with the promotion or marketing by others of the transactions or matters addressed herein and is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding tax-related penalties under federal, state or local tax law. Each holder of Company Shares is encouraged to seek advice based on its particular circumstances from an independent tax advisor.

        Consequences of the Offer and the Merger to U.S. Holders.    The exchange of Company Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes, and as a result, a U.S. Holder will generally recognize a capital gain or loss in an amount equal to the difference between the amount of cash received pursuant to the Offer or Merger and the U.S. Holder's adjusted tax basis in the Company Shares. Gain or loss generally will be calculated separately for each block of Company Shares tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder's holding period for the Company Shares exceeds one year at the time of disposition pursuant to the Offer or Merger, as the case may be. In the case of a non-corporate U.S. Holder, any long-term capital gain generally will be subject to U.S. federal income tax at a reduced rate of 15%. In the case of Company Shares that have been held for one year or less, capital gains generally will be subject to tax at ordinary income rates. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.

        Consequences of the Offer and the Merger to Non-U.S. Holders.    Payments made to a Non-U.S. Holder pursuant to the Offer or Merger generally will be exempt from U.S. federal income tax, unless:

  •
  gain, if any, realized on the disposition of Company Shares is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base, as the case may be, in the United States), in which case the Non-U.S. Holder will be subject to U.S. federal income tax on the gain in the same manner as a U.S. Holder and a Non-U.S. Holder that is a corporation may also be subject to an additional branch profits tax on the gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty);

  •
  the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Company Shares (net of certain losses recognized during such year); or

  •
  the Company Shares constitute a United States real property interest by reason of the status of Company or one or more of its subsidiaries as a United States real property holding corporation, or "USRPHC," during the relevant statutory period. With respect to this bullet point, the Company and its subsidiaries believe that none of them has been, none of them is currently and none of them is likely to become a USRPHC.

        Backup Withholding.    All payments to which you would be entitled pursuant to the Offer or the Merger will be subject to backup withholding (currently at a rate of 28%), unless you (i) are a corporation or another exempt recipient; or (ii) provide your correct taxpayer identification number ("TIN") and certify that no loss of exemption from backup withholding has occurred. If you are a U.S. Holder, you should complete and sign the Substitute Form W-9 that is included with the Letters of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. If you are a Non-U.S. Holder, you must generally submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to your exempt foreign status in order to qualify as an exempt recipient.

        If you do not provide your correct TIN, you may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your U.S. federal income tax liability, provided the required information is given to the IRS. If backup withholding results in an overpayment of tax, you may obtain a refund by filing a U.S. federal income tax return. You should consult your own tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining the exemption.

6.     Price Range of Company Shares; Dividends.

        There is no established public trading market for the Common Shares or Series D Shares. As of March 19, 2010 there were 1,251 holders of record of the Company's Common Shares and 1,159 holders of record of the Company's Series D Shares.

        Variable Investment Advisers, Inc. ("VIA") and Alerus Securities ("Alerus") established an Alternative Trading System ("ATS") to facilitate trading of the Company's Common Shares; however, on December 18, 2006 the Company instructed VIA and Alerus to suspend trading on the ATS until further notice, and trading volumes of the Company's Common Shares have been minimal since that date. Alerus subsequently terminated its ATS.

        Ownership of Common Shares may be transferred subject only to the requirements of the applicable securities laws. Holders of Series D Shares have a delivery right, but not a delivery obligation, to sell durum to the Company. The Company must approve all transfers of Series D Shares.

        On November 19, 2009 the Company Board authorized the payment of non-periodic dividends of $0.62 per share on its Common Shares, $0.62 per share on its Series F Shares and $0.01 per share on its Series D Shares, payable on January 5, 2010 to shareholders of record as of December 4, 2009.

        On December 18, 2008, the Company Board authorized the payment of non-periodic dividends of $0.01 per share on its Series D Shares, $0.20 per Common Share and $0.20 per share on its Series F Shares, payable on January 7, 2009 to shareholders of record as of December 26, 2008.

7.     Certain Information Concerning the Company.

        General.    The Company is a North Dakota corporation with its principal executive offices located at One Pasta Avenue, Carrington, North Dakota 58421. The telephone number for the

Company is (701) 652-2855. The following description of the Company and its business is qualified in its entirety by reference to the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2009, as it may be amended. The Company is the third largest pasta manufacturer in North America. The Company has two production plants, located in Carrington, North Dakota and New Hope, Minnesota and generates a majority of its revenues from manufacturing pasta for the retail store brand and institutional markets. The Company maintains an identity preservation program which provides customers food safety, traceability and quality from the field to the plate. The Company also has a certified organic program and markets organic pasta into the retail, food service, and ingredient markets.

        Available Information.    The Company Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

        Summary Financial Information.    Set forth below is certain summary financial information for the Company and its consolidated subsidiaries excerpted from the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2009 and its Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2010. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.

	Year Ended July 31,		Three Months Ended January 31,
	2009	2008	2010	2009
	(In thousands, except per share data)
INCOME STATEMENT DATA:
Net revenues	$297,438	$280,199	$60,024	$72,067
Operating income	29,441	16,040	11,063	5,753
Net income	17,681	9,291	7,172	3,629
Net earnings per common share—Basic	1.70	0.88	0.61	0.32
Net earnings per common share—Diluted	1.47	0.78	0.54	0.28

	July 31,		January 31,
	2009	2008	2010	2009
	(In thousands)
BALANCE SHEET DATA:
Total Assets	$133,295	$162,968	$143,018	$145,841
Total Liabilities	61,129	106,281	62,547	86,133
Total Stockholders' equity	72,166	56,687	80,471	59,708

        Although Viterra, Agricore and the Purchaser have no knowledge that any such information is untrue, Viterra, Agricore and the Purchaser take no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose any events which may have occurred or may affect the significance or accuracy of any such information.

        Certain Projected Financial Data of the Company.    Prior to entering into the Merger Agreement, Viterra conducted a due diligence review of the Company and in connection with such review received the Company's budget for the current fiscal year ending July 31, 2010, which budget included certain projections as to the Company's future performance and earnings during such period. The Company does not in the ordinary course publicly disclose projections and these projections were not prepared with a view to public disclosure and are included herein only because they were provided to Viterra, Agricore and Purchaser. The Company has advised Viterra, Agricore and Purchaser that these projections were prepared by the Company's management based on numerous assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to the Company's business, many of which are beyond the Company's control. No assurances can be given with respect to any such assumptions. These projections do not give effect to the Offer or the Merger or the potential combined operations of Viterra and the Company or any alterations Viterra may make to the Company's operations or strategy after the consummation of the Offer and the Merger. Further, these projections do not take into account the effect of any failure to occur of the Offer or the Merger and should not be viewed as accurate or continuing in that context. The information set forth below is presented for the limited purpose of giving the stockholders access to the material financial projections prepared by the Company's management that were made available to Viterra, Agricore and Purchaser in connection with the Merger Agreement and the Offer.

Company Financial Projections

Year ending July 31, 2010E
(In thousands)
Net Revenues	$239,196
EBITDA*	42,234

*
Projected EBITDA for the year ending July 31, 2010 represents $21,371 of net income, plus $13,122 of income taxes, plus $6,848 of depreciation and amortization expenses, plus $893 of interest expense.

        The Company uses the financial measure "EBITDA" internally to facilitate operating performance comparisons from period to period. EBITDA is a supplemental measure of the Company's performance that is not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). EBITDA is not a measurement of the Company's financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measure of the Company's cash flow or liquidity. EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analyzing the Company's results as reported under GAAP. However, the Company believes EBITDA may be a useful supplemental measure, in that it facilitates operating performance comparisons by backing out potential differences caused by variations in tax status, capital structures (affecting net interest income and expense), and the age and book depreciation or amortization of facilities, equipment or certain intangible assets (affecting relative depreciation and amortization expense), which may vary for different companies for reasons unrelated to operating performance.

        Certain matters discussed herein, including, but not limited to these projections, are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information set forth above under "—Certain Projected Financial Data of the Company". While presented with numerical specificity, these projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and many of which are beyond the control of the Company. Accordingly, there can be no assurance that any of the projections will be realized and actual results may vary materially from those shown above. In addition, these projections were not prepared in accordance with generally accepted accounting principles, and neither the Company's nor Viterra's independent accountants have examined or compiled any of these projections or expressed any conclusion or provided any other form of assurance with respect to these projections and accordingly assume no responsibility for these projections.

        These projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of these projections in this Offer to Purchase should not be regarded as an indication that any of Viterra, Agricore, the Purchaser or the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events and the projections should not be relied on as such. None of Viterra, Agricore, the Purchaser, the Company or any other person to whom these projections were provided assumes any responsibility for the accuracy or validity of the foregoing projections. None of Viterra, Agricore, the Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. Forward-looking statements also include those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions.

        Stockholders are cautioned not to place undue reliance on the projections included in this Offer to Purchase.

8.     Certain Information Concerning the Purchaser, Agricore and Viterra.

        General.    The Purchaser is a North Dakota corporation with its principal executive offices located at 2625 Victoria Avenue, Regina, Saskatchewan, Canada S4T 7T9. The telephone number of the Purchaser is (306) 569-4411. The Purchaser is a wholly owned subsidiary of Agricore. The Purchaser was formed on March 2, 2010 solely for the purpose of engaging in the Offer, the Merger and the other transactions contemplated by the Merger Agreement and has not engaged, and does not expect to engage, in any other business activities.

        Agricore United Holdings Inc. is a Delaware corporation and is the holding company for Viterra's U.S. operations. Agricore's principal executive offices are located at 2625 Victoria Avenue, Regina, Saskatchewan, Canada S4T 7T9 and its telephone number is (306) 569-4411. Agricore is a wholly owned subsidiary of Viterra.

        Viterra Inc. is a corporation incorporated under the laws of Canada, with principal executive offices located at 2625 Victoria Avenue, Regina, Saskatchewan, Canada S4T 7T9. The telephone number of Viterra is (306) 569-4411. Viterra and its subsidiaries operate interrelated agri-businesses in the areas of grain handling and marketing, agri-products and food and feed processing. Viterra and its subsidiaries provide premium quality ingredients to leading global food manufacturers through extensive agribusiness operations across Western Canada, Australia, and New Zealand, with Adelaide, Australia as the base for Viterra's Southeast Asian operations. Viterra's international presence also extends to operations in the United States, offices in Japan, Singapore, China, Switzerland and India.

        The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director of Viterra, Agricore and the Purchaser and the name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the past five years of each of the executive officers of Viterra, Agricore and the Purchaser and certain other information are set forth in Schedule I hereto.

        Except as described in this Offer to Purchase and in Schedule I hereto (i) none of Agricore, the Purchaser or, to the best knowledge of Viterra, Agricore and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Viterra, Agricore or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Company Shares and (ii) none of Viterra, Agricore, the Purchaser, any of their affiliates or, to the best knowledge of Viterra, Agricore and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Company Shares during the past 60 days.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Viterra, Agricore, the Purchaser or, to the best knowledge of Viterra, Agricore and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth in this Offer to Purchase, none of Viterra, Agricore, the Purchaser or, to the best knowledge of Viterra, Agricore and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts between Viterra or any of its subsidiaries or, to the best knowledge of Viterra, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years. None of Viterra, Agricore, the Purchaser or any of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Viterra, Agricore, the Purchaser or any of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, Federal or state securities laws, or a finding of any violation of Federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Viterra, Agricore and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. SEC filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

9.     Source and Amount of Funds.

        The Offer is not conditioned upon Agricore's or the Purchaser's ability to finance the purchase of Company Shares pursuant to the Offer. Agricore and the Purchaser estimate that the total amount of funds required to purchase all of the Company Shares tendered pursuant to the Offer and not validly withdrawn and complete the Merger is approximately $221.7 million, including related transaction fees and expenses. Agricore will obtain from Viterra sufficient funds to complete the purchase of Company Shares in the Offer and the Merger and the other transactions described above, and will cause the Purchaser to have sufficient funds available to complete such transactions. Viterra expects to obtain the necessary funds from available cash. In addition, Viterra has guaranteed the performance by Agricore of its obligations under the Merger Agreement pursuant to the Guarantee dated as of March 10, 2010, by Viterra for the benefit of the Company (the "Guarantee"). See Section 11—"The Transaction Agreements—Guarantee".

        The Purchaser does not think its financial condition is relevant to the decision of holders of Company Shares whether to tender Company Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Company Shares solely for cash;

  •
  in light of Viterra's financial capacity in relation to the amount of consideration payable in the Offer, the Purchaser will have sufficient funds or other sources of funding immediately available to purchase all Company Shares validly tendered in the Offer and not validly withdrawn;

  •
  Viterra has guaranteed the performance by Agricore of its obligations under the Merger Agreement, including Agricore's obligations to provide the Purchaser with the necessary funds to purchase the Company Shares accepted for payment in the Offer and to fund the necessary consideration to be paid in the Merger;

  •
  the Offer is not subject to any financing condition; and

  •
  if the Purchaser completes the Offer, it expects to acquire through the Merger any remaining Company Shares not purchased in the Offer for the same cash price.

10.   Background of the Offer; Past Contacts or Negotiations with the Company.

        From time to time over the last several years, the management and Board of Directors of Viterra have discussed the possibility of expanding Viterra's business to include the production of pasta products as a complement to Viterra's grain handling business.

        On January 16, 2009, Mr. Karl Gerrand, Viterra's Senior Vice President, Food Processing, telephoned Mr. Timothy Dodd, the Company's President and Chief Executive Officer, and indicated his desire to discuss a potential transaction between the Company and Viterra. Mr. Dodd subsequently informed the Company Board of Viterra's potential interest in a transaction.

        On February 17, 2009, Mr. Gerrand met with Mr. Dodd and Mr. Edward Irion, the Company's Chief Financial Officer, at the Company's headquarters in Carrington, North Dakota. At the meeting, Messrs. Gerrand, Dodd and Irion discussed their respective businesses and the potential merits of a transaction involving the two companies.

        On April 30, 2009, Mr. Mayo Schmidt, Viterra's President and Chief Executive Officer, and Mr. Gerrand met with Mr. Dodd, Mr. Irion and Mr. John Dalrymple, the Chairman of the Board of the Company, and received a tour of the Company's Minneapolis and New Hope, Minnesota facilities. At the meeting, representatives of the Company provided Messrs. Schmidt and Gerrand with a presentation about the Company's business and the parties also discussed further the possibility of a potential transaction involving the Company and Viterra. In the month that followed, representatives of Viterra and the Company remained in periodic contact regarding the possibility of a transaction involving the two companies.

        On May 21, 2009, the Company Board authorized management to enter into a non-binding memorandum of understanding (which was signed later that day) with Viterra, reflecting Viterra's interest in pursuing a potential transaction involving a purchase of or investment in the Company and conducting due diligence towards that end. On the same day, Viterra and the Company entered into a Reciprocal Confidentiality Agreement (the "Confidentiality Agreement") providing for the confidential treatment of information provided by either party to the other in connection with the proposed transaction. In addition, in the Confidentiality Agreement, the Company and Viterra agreed that each would not directly or indirectly solicit employees of the other party or induce such employees to terminate employment with the other party while the parties were discussing a possible transaction and for a period of one year after the termination of such discussions.

        On June 1, 2009, Viterra provided an initial due diligence request to the Company, requesting preliminary financial and other information regarding the Company and its operations.

        On June 12, 2009, Messrs. Dalrymple, Dodd and Irion met with Messrs. Schmidt and Gerrand and other representatives of Viterra at a Viterra processing facility outside Winnipeg, Manitoba to tour the operation and to further discuss the potential acquisition of the Company by Viterra. Representatives of Viterra provided Messrs. Dalrymple, Dodd and Irion with a presentation regarding Viterra's methodology for assessing a potential transaction, including general valuation parameters and an overview of the anticipated due diligence process.

        Between June 2009 and September 2009, Viterra continued to conduct preliminary due diligence regarding the Company and members of the senior management teams of each company remained in periodic contact regarding the status of Viterra's review and the potential for Viterra to submit a proposal regarding a business combination.

        On September 2, 2009, Mr. Gerrand telephoned Mr. Dodd and indicated that, based upon the limited information then available and subject to completing further due diligence, Viterra expected to be able to value the Company in the range of $200-$220 million. Following authorization by Viterra's Board of Directors, Viterra on September 16, 2009 submitted a non-binding indication of interest to acquire all of the stock of the Company for cash in a transaction representing a total enterprise value of $200-$220 million. The Company Board equated this valuation with an implied price of approximately $15.08 to $16.76 per Common Share (assuming (i) net debt of the Company of $20.2 million, (ii) no consideration was paid for the Series D Shares and (iii) no adjustments were made to the aggregate consideration for capital expenditures, cash generated by the business or transaction or employee-related expenses).

        On September 17, 2009, the Company Board held a regular meeting, with representatives of its financial advisor, Morgan Stanley & Co., Incorporated ("Morgan Stanley"), and its legal counsel, Kirkland & Ellis LLP ("Kirkland"), participating by telephone. During this meeting, the Company Board was provided with an update regarding the status of discussions with another party with which the Company had held discussions regarding a possible stock for stock business combination with the Company at various times from late 2008 through such date ("Company 1") and Viterra's recent indication of interest. At the meeting, Kirkland also reviewed the fiduciary duties of the Company Board and certain antitrust-related matters. Following a discussion of the merits of each potential transaction, the Company Board determined to continue discussions with both Viterra and Company 1.

        Following this meeting, various discussions occurred between representatives of the Company and Viterra, which resulted in the Company ultimately signing Viterra's non-binding indication of interest on October 1, 2009. Viterra was subsequently advised by representatives of Morgan Stanley that Company 1 was again reviewing a transaction opportunity relating to the Company and that the Company Board would review both proposals. Representatives of Morgan Stanley also advised representatives of Viterra that they believed the value indicated in Viterra's indication of interest was below the expectations of the Company Board given the Company's recent financial performance. As a result, Viterra requested additional financial and operational information from the Company in order to ascertain whether adjustments to Viterra's initial valuation range were warranted.

        On October 19, 2009, Viterra submitted a revised non-binding indication of interest to acquire all of the stock of the Company in a transaction representing a total enterprise value of $215 million, rather than a range as had been previously provided. The Company Board equated this valuation with an implied price of approximately $16.34 per Common Share (assuming (i) net debt of $20.2 million, (ii) no consideration was paid for the Series D Shares and (iii) no adjustments were made to the aggregate consideration for capital expenditures, cash generated by the business or transaction or employee-related expenses). As part of this indication of interest, Viterra requested several months of exclusivity in order to complete its diligence and for the parties to negotiate definitive documentation with respect to a transaction. Representatives of Viterra informed the Company that it was not willing to proceed with a transaction unless it was granted exclusivity. Subsequently, representatives of Morgan Stanley advised representatives of Viterra that exclusivity would not be granted and that Viterra's valuation remained below the expectations of the Company Board.

        Following several further discussions between representatives of the Company and Viterra, through which Viterra was provided with additional financial and operational information, on November 4, 2009, Viterra submitted a revised non-binding indication of interest to acquire all of the stock of the Company for cash in a transaction representing a total enterprise value of $225 million, which the Company Board equated with an implied price of approximately $16.89 per Common Share (assuming (i) net debt of the Company of $20.2 million, (ii) no consideration was paid for the Series D Shares and (iii) no adjustments were made to the aggregate consideration for cash generated by the business or transaction or employee-related expenses). This revised valuation was based in part on the additional financial and operational information received by Viterra. As part of this indication of interest, Viterra again requested several months of exclusivity in order to complete its due diligence review and for the parties to negotiate definitive documentation with respect to a transaction. Representatives of Viterra again informed the Company that it was not willing to proceed with a transaction unless it was granted exclusivity.

        On November 19, 2009, the Company Board held a regular meeting, with representatives of Morgan Stanley participating. During this meeting, the Company Board was updated on the status of discussions with each of Viterra and Company 1, and the Company Board reviewed a comparison of the proposals made by each of Viterra and Company 1 that had been prepared by Morgan Stanley. Following a discussion of the merits of each potential transaction, the Company Board determined to not grant exclusivity to Viterra and to continue discussions with both Viterra and Company 1. Subsequently, representatives of Morgan Stanley advised representatives of Viterra that exclusivity would not be granted and that Viterra's valuation remained below the expectations of the Company Board.

        On December 1, 2009, Viterra submitted a further revised non-binding indication of interest to acquire all of the stock of the Company for cash in a transaction representing a total enterprise value of $225 million. This indication of interest was identical to the one submitted on November 4, 2010, but the request for exclusivity was reduced to a period of 75 days.

        On December 7, 2009, the Company Board held a special telephonic meeting, with representatives of Morgan Stanley participating. During this meeting, the Company Board was updated on the status of discussions with each of Viterra and Company 1. The Company Board reviewed a comparison of the proposals made by each of Viterra and Company 1 that had been prepared by Morgan Stanley. Following a discussion of the merits of each potential transaction, the Company Board determined not to grant exclusivity to Viterra and to continue discussions with both Viterra and Company 1. Subsequently, representatives of Morgan Stanley advised representatives of Viterra that exclusivity would not be granted and that the Company considered the requested exclusivity period of 75 days to be too lengthy, particularly as Viterra's valuation remained below the expectations of the Company Board.

        On December 8, 2009, Company 1 submitted a written revised proposal for a stock-for-stock business combination which Company 1 stated represented a value of approximately $15.93 per Common Share (assuming no consideration was paid for the Series D Shares). The revised proposal also addressed several key terms of the proposed merger agreement, including the presence of a financing condition and a condition that regulatory approval be on terms acceptable to Company 1 and the absence of any termination fee payable to the Company in the event that any required regulatory approval was not obtained.

        On December 10, 2009, the Company Board held a special telephonic meeting, with representatives of Morgan Stanley participating. During this meeting, the Company Board was updated on the status of discussions with each of Viterra and Company 1, and Company 1's revised proposal was discussed in detail. The Company Board also reviewed a revised comparison of the proposals made by each of Viterra and Company 1 that had been prepared by Morgan Stanley. Following further discussion of the merits of each potential transaction, the Company Board determined to engage more actively with Company 1 in order to see if the terms of a potential transaction could be worked out. The Company Board also determined to continue discussions with Viterra, if Viterra was willing to do so without having been granted exclusivity.

        On January 16, 2010, Mr. Andrew Muirhead, Viterra's Senior Vice President, Corporate Development, spoke with representatives of Morgan Stanley and indicated that, based on additional information it had received (including a review of certain planned capital expenditures and favorable trends in financial performance), Viterra was prepared to increase its valuation of the Company to a total enterprise value of $240 million and that, subject to obtaining approval by Viterra's Board of Directors, Viterrra would submit a revised indication of interest to acquire the Company. Mr. Muirhead noted that Viterra was not willing to proceed unless the Company granted Viterra exclusivity.

        On January 18, 2010, the Company Board met with representatives of Morgan Stanley and Kirkland to review the proposals from Viterra and Company 1. In light of the nature and value represented by Viterra's proposal, and the potential regulatory risks and uncertainty associated with Company 1's proposal, the Company Board decided to focus on a potential transaction with Viterra. Morgan Stanley was instructed to see if Viterra would be willing to increase its valuation in exchange for being granted exclusivity. Subsequently, Morgan Stanley had several conversations with representatives of Viterra, who ultimately indicated that Viterra would not be willing to increase its valuation.

        On January 20, 2010, the Company Board met with representatives of Morgan Stanley and Kirkland to receive an update regarding Morgan Stanley's conversations with representatives of Viterra. Representatives of Morgan Stanley informed the Company Board that Viterra was not willing to increase its valuation above the latest total enterprise value of $240 million. Following a review of the merits of the proposals made by each of Viterra and Company 1, the Company Board reaffirmed its decision to proceed with Viterra and authorized management to enter into a non-binding indication of interest with Viterra granting it exclusivity for a period of 45 days. During the following days, representatives of the Company and Viterra discussed the terms of the exclusivity that was to be granted to Viterra.

        Following the authorization by the Board of Directors of Viterra at a regular meeting on January 20, 2010, on January 22, 2010, Viterra submitted a revised non-binding indication of interest (the "LOI") to acquire all of the stock of the Company for cash in a transaction representing a total enterprise value of $240 million, which the Company Board equated with an implied price of approximately $18.14 per Common Share (assuming (i) net debt of the Company of $20.2 million, (ii) no consideration was paid for the Series D Shares and (iii) no adjustments were made to the aggregate consideration for cash generated by the business or transaction or employee-related expenses). The LOI also provided for a 45-day exclusivity period for Viterra to complete its due diligence and for the parties to negotiate definitive transaction agreements. During the exclusivity period, the Company agreed not to solicit, initiate or encourage submission of, or enter into negotiations with respect to, proposals by third parties relating to the acquisition of the Company. The LOI noted that any transaction was subject to, among other things, the satisfactory completion of due diligence by Viterra and approval of the transaction by the Board of Directors of Viterra and the Company Board. The Company executed the LOI later that day. Subsequently, Mr. Dalrymple informed the chairman of Company 1 that the Company would not be able to proceed at that time with a transaction involving Company 1.

        On January 25, 2010, Mr. Muirhead had a telephone conversation with representatives of Morgan Stanley to discuss the structure of the proposed transaction. Mr. Muirhead stated that it was Viterra's preference that the transaction be structured as a two-step transaction consisting of a tender offer for all of the Common Shares and Series D Shares followed by a merger in which a subsidiary of Viterra would be merged into the Company and the holders of Common Shares and Series D Shares would receive the same consideration as was paid in the tender offer. Mr. Muirhead also stated that Viterra would require that the Company's two major shareholders, La Bella Holdings LLC ("La Bella") and MVC Capital, Inc. ("MVC"), as well as all of its directors and executive officers, enter into tender and support agreements agreeing to tender their shares in the tender offer and to otherwise support the transaction.

        On January 27, 2010, the Company provided Viterra and its representatives with access to certain additional diligence materials via an electronic data room. From January 27, 2010 through March 3, 2010, Viterra continued to conduct final stage due diligence on the Company, including site tours of the Company's Carrington, North Dakota and New Hope, Minnesota facilities between February 9, 2010 and February 11, 2010 and meetings between the Company's and Viterra's management teams.

        On February 3, 2010, Kirkland provided Viterra and its legal counsel, Sidley Austin LLP ("Sidley Austin"), with an initial draft of the merger agreement relating to the proposed transaction, which contemplated the two-step transaction that Viterra had proposed. The draft merger agreement contained, among other provisions, a "go-shop" provision allowing the Company Board to actively solicit competing bids for the acquisition of the Company for a specified period of time following the execution of the merger agreement and provided for an offer price of $0.10 per share to be paid for each Series D Share. The draft merger agreement contemplated that La Bella and MVC (but not the Company's directors and executive officers) would enter into the tender and support agreements that Viterra had requested on January 25, 2010. On February 5, 2010, Mr. Muirhead had a telephone conversation with representatives of Morgan Stanley to discuss the "go shop" provision and stated that Viterra was unwilling to proceed with a transaction that included a "go shop" provision.

        On February 16, 2010, Sidley Austin delivered a revised draft of the merger agreement containing Viterra's comments to the Company and Kirkland. The revised draft noted that Viterra would not be a party to the merger agreement, eliminated the "go shop" provision and proposed a termination fee of $9.0 million to be paid by the Company if the merger agreement were terminated under certain circumstances in connection with a competing acquisition proposal for the Company. The revised draft merger agreement also provided for tender and support agreements to be executed by La Bella, MVC and all of the directors and executive officers of the Company.

        On February 17, 2010, the Company Board held a regularly scheduled meeting during which it discussed the proposed transaction with Viterra, including certain significant issues raised by Viterra's comments on the draft merger agreement.

        On February 23, 2010, representatives of Sidley Austin and Kirkland held a conference call to discuss the draft merger agreement, which Sidley Austin had delivered on February 16, 2010. Among other things, on the call, representatives of Kirkland stated that the Company would want Viterra to enter into a separate guarantee of the obligations of the Viterra subsidiaries that would be executing the merger agreement. Representatives of Kirkland also stated the Company Board was still interested in including a "go shop" provision in the merger agreement and proposed that the termination fee be $5.0 million. In addition, representatives of Kirkland noted that, although La Bella and MVC were willing to enter into support agreements, the directors and executive officers of the Company had not agreed to enter into such an agreement.

        On February 24, 2010, Mr. Muirhead had a telephone conversation with representatives of Morgan Stanley. Mr. Muirhead reiterated Viterra's unwillingness to proceed with the transaction if the merger agreement included a "go shop" provision. Representatives of Morgan Stanley indicated that the Company Board would consider foregoing the "go shop" provision if the termination fee was in the

$5.0 million range proposed by the Company. Mr. Muirhead indicated that Viterra would consider a reduction in the termination fee. Mr. Muirhead also indicated that Viterra would need to be comfortable with the form of the support agreements to be executed by La Bella and MVC and would also want Messrs. Dodd and Irion to execute support agreements. In response to Viterra's position, the Company ultimately agreed to the deletion of the "go shop" provision. On the same day, Sidley Austin provided the Company with an initial draft of the form of tender and support agreement to be entered into by La Bella, MVC and Messrs. Dodd and Irion, pursuant to which such stockholders would agree to tender their shares into the tender offer and otherwise to support the proposed transaction.

        Between February 24, 2010 and March 4, 2010, representatives of the Company and Viterra and their respective legal counsel continued to negotiate the terms of the proposed transaction and the related documents, including the tender and support agreements. In the course of these discussions, it was agreed that the Series D Offer Price would be set at $0.10 per Series D Share.

        On March 4, 2010, Mr. Muirhead had a telephone conference with representatives of Morgan Stanley with respect to the termination fee in which he indicated that Viterra would be willing to agree to a termination fee of $6.0 million if the definitive merger agreement and the tender and support agreements were in a form satisfactory to Viterra.

        Between March 5, 2010 and March 9, 2010, representatives of Sidley Austin and Kirkland exchanged drafts of the merger agreement and the related disclosure schedules, the tender and support agreement and the guarantee to be executed by Viterra and held numerous telephone conferences to discuss the drafts, including, in the case of the tender and support agreement, with the participation of counsel for MVC. During the same period, representatives of Morgan Stanley, the Company and Viterra exchanged their respective calculations (based on the enterprise value of Viterra's proposal included in the LOI) of the per share price to be paid for each Common Share in the tender offer and the merger. Assuming net debt of $20.2 million and adjusting the valuation of the Company positively for an agreed upon amount representing the business' anticipated cash flow through the closing of the Offer and negatively for (i) certain employee bonuses, (ii) the Company's anticipated transaction expenses and (iii) the consideration proposed to be paid for the Series D Shares, representatives of the parties ultimately agreed on March 8 on a Common Offer Price of $18.28 per Common Share. In addition, during this period, representatives of Morgan Stanley, the Company and Viterra had numerous telephone conferences in which, among other things, Viterra ultimately agreed to a termination fee of $5.0 million.

        On March 9, 2010, the Company Board held a special meeting with representatives of Kirkland and Morgan Stanley. Kirkland reviewed the fiduciary duties of the Company Board and the structure and the proposed terms of the merger agreement and other transaction documents, including the Viterra guarantee and the tender and support agreements being executed by La Bella, MVC and Messrs. Dodd and Irion, and discussed various related matters. Representatives of Morgan Stanley reviewed with the Company Board the financial terms of the proposed transaction. In connection with the deliberation by the Company Board, representatives of Morgan Stanley rendered to the Company Board its oral opinion (subsequently confirmed in writing) that, based upon the qualifications, limitations and assumptions set forth in its opinion, as of the date of its opinion, the consideration to be received by the holders of Common Shares pursuant to the merger agreement was fair from a financial point of view to such shareholders. Following these discussions, and discussions among the members of the Company Board, management and representatives of the Company's advisors, the Company Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company's stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein, (iii) recommended that the holders of Company Shares accept the Offer and tender their Company Shares to the Purchaser pursuant to the Offer and, if required by applicable law, holders of Common Shares adopt the Merger Agreement in accordance with the provisions of applicable law and (iv) approved the preparation, execution and delivery of an amendment to the Rights Agreement which exempted Agricore and the Purchaser (in connection with the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Tender and Support Agreements) and the Merger Agreement, the Tender and Support Agreements and all transactions contemplated thereby from the terms of the Rights Agreement.

        On March 9, 2010, representatives of Sidley Austin and Kirkland had several telephone conferences throughout the day to finalize the transaction documents.

        On March 10, 2010, the Merger Agreement, the Offer and the transactions contemplated thereby were unanimously approved by the Board of Directors of Viterra at a regular meeting of the Board of Directors. The Merger Agreement, each Tender and Support Agreement, the Guarantee and the amendment to the Rights Agreement were then executed by the appropriate parties. Early in the afternoon of March 10, Viterra and the Company issued a joint press release, and the Company issued a local press release, announcing the execution of the Merger Agreement.

        On March 23, 2010, the Offer was commenced in accordance with the Merger Agreement.

11.   The Transaction Agreements.

        The following are summaries of the material provisions of the Merger Agreement, the Tender and Support Agreement, the Guarantee and the Confidentiality Agreement. The following descriptions of these agreements do not purport to be complete and are qualified in their entirety by reference to the definitive agreements themselves, which have been filed as exhibits to the Schedule TO filed with the SEC, which may be examined and copied as set forth in Section 8—"Certain Information Concerning the Purchaser, Agricore and Viterra" above. For a complete understanding of each of these agreements, holders of Company Shares are encouraged to read the full text of each definitive agreement.

The Merger Agreement

        The Offer.    The Merger Agreement provides for the commencement of the Offer no later than March 24, 2010 and not prior to March 23, 2010. The obligation of the Purchaser to accept for payment and pay for Company Shares validly tendered pursuant to the Offer and not validly withdrawn is subject to the satisfaction of the Offer Conditions that are described in Section 15—"Conditions of the Offer". Agricore and the Purchaser expressly reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition (except the Minimum Condition, which requires the Company's consent to be waived), to increase the Common Offer Price or the Series D Offer Price or to make any other changes in the terms and conditions of the Offer. However, unless previously approved by the Company in writing, neither Agricore nor the Purchaser may make any change to the terms or conditions of the Offer that (i) decreases the Common Offer Price or the Series D Offer Price (except for adjustments made pursuant to the Merger Agreement), (ii) changes the form of consideration payable in the Offer, (iii) reduces the number of Company Shares to be purchased in the Offer, (iv) adds to the Offer Conditions, (v) amends the Offer Conditions so as to broaden the scope of such Offer Conditions, or (vi) reduces the time period during which the Offer shall remain open or extend the expiration of the Offer except as required or permitted by the Merger Agreement or otherwise amends any term or condition of the Offer in a manner adverse to the holders of Company Shares.

        The term "Minimum Condition" is defined in Section 15—"Conditions of the Offer" and requires that the number of outstanding Common Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described below), together with all Common Shares, if any, then owned by Agricore and the Purchaser, represents more than 50% of the outstanding Company Shares on a fully diluted basis (which means, as of any time, the aggregate number of Common Shares outstanding, assuming the exercise of any right, warrant or option to acquire any Common Shares and the conversion or exchange of all securities convertible or exchangeable into Common Shares outstanding) as of immediately prior to the Purchaser's acceptance for payment of the Company Shares tendered pursuant to the Offer and not validly withdrawn.

        The Merger Agreement provides that (i) the Purchaser shall extend the Offer for one 15 business day period if, prior to the initial expiration date of the Offer, the Minimum Condition or any other Offer Condition has not been satisfied or waived and (ii) the Purchaser may extend the Offer for one or more additional consecutive periods of up to 20 business days per extension (as determined by Agricore and the Purchaser), if at any then-scheduled expiration of the Offer, the Minimum Condition or any other Offer Condition has not been satisfied or waived, so long as the Merger Agreement has not been terminated in accordance with its terms. Any such extension period does not include any 15 business day extension which must be effected by the Purchaser as described above. The Purchaser will not, however, be obligated to extend the Offer beyond the Outside Date (as defined herein). In addition, the Purchaser shall extend the Offer for any period or periods required by any applicable law (including any period required by any rule, regulation, interpretation or position of the SEC or its staff).

        The Merger Agreement further provides that the Purchaser may, in its sole discretion, provide a Subsequent Offering Period (and one or more extensions thereof) after the expiration of the Offer, in accordance with Rule 14d-11 under the Exchange Act, if, as of the commencement of the Subsequent Offering Period, there has not been validly tendered and not validly withdrawn pursuant to the Offer that number of Common Shares (without regard to the exercise of the Top-Up Option (as defined herein)) necessary to permit the Merger to be effected without a meeting of stockholders of the Company, in accordance with Section 10-19.1-100 of the North Dakota Act. To effect the Merger under Section 10-19.1-100 of the North Dakota Act, the Purchaser must own ninety percent (90%) or more of the outstanding Common Shares of the Company.

        Top-Up Option.    In the Merger Agreement, the Company has granted the Purchaser an irrevocable option (the "Top-Up Option") to purchase, following the Acceptance Time, at a price per Common Share equal to the Common Offer Price, that number of Common Shares (the "Top-Up Option Shares") equal to the lowest number of Common Shares that, when added to the number of Company Shares then owned by Agricore and the Purchaser at the time of such exercise of the Top-Up Option, would constitute one share more than ninety percent (90%) of the total Common Shares then outstanding (on a fully diluted basis and immediately after the issuance of such Top-Up Option Shares).

        The Purchaser may exercise the Top-Up Option at any time following the Acceptance Time, except that the obligation of the Company to deliver the Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (i) no governmental body of competent jurisdiction shall have issued or granted any order prohibiting the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, and (ii) the issuance of the Top-Up Option will not cause the Company to have more shares outstanding than are authorized and unissued.

        The Purchaser may pay the Company the aggregate price required to be paid for the Top-Up Option Shares either (i) entirely in cash, (ii) by executing and delivering a promissory note, bearing interest at the rate per annum equal to the prime lending rate prevailing from time to time during such period as published in the Wall Street Journal and due on the first anniversary of date of execution and delivery of such promissory note, which promissory note may be prepaid without premium or penalty, or (iii) some combination of cash and a promissory note.

        The Merger.    The Merger Agreement provides that, at the effective time of the Merger, the Purchaser will be merged with and into the Company, with the Company being the surviving corporation in the Merger (the "Surviving Corporation"). Following the effective time of the Merger, the separate corporate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation and a wholly owned subsidiary of Agricore. The directors of the Purchaser immediately prior to the effective time and the officers of the Company immediately prior to the effective time, respectively, will be the initial directors and officers of the Surviving Corporation until their resignation or removal or until their successors have been duly elected, appointed and qualified, as the case may be. Upon the completion of the Merger, the Second Amended and Restated Articles of Incorporation and the Second Amended and Restated Bylaws of the Company shall be the articles of incorporation and bylaws of the Surviving Corporation.

        Pursuant to the Merger Agreement, each Common Share and Series D Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Company Shares owned, directly or indirectly, by Agricore, the Purchaser or the Company, which will be cancelled and will cease to exist, and (ii) Company Shares owned by the Company's stockholders who perfect their dissenter's rights under the North Dakota Act) will be converted into the right to receive $18.28 for each Common Share and $0.10 for each Series D Share, in each case net in cash without any interest and less any required withholding taxes, which are the same amounts as the Common Offer Price and Series D Price to be paid in the Offer.

        Rights, Warrants and Options to Acquire Common Shares.    The Merger Agreement provides that each right, warrant or option to acquire any Common Shares of the Company (the "Company Options") that is outstanding immediately prior to the Acceptance Time, whether or not then vested or exercisable, will become fully vested and be canceled and, in exchange therefor, be converted into the right to receive a payment in cash, payable without interest, equal to the product of (i) the excess, if any, of (A) the Common Offer Price over (B) the exercise price per Common Share subject to such Company Option multiplied by (ii) the number of Common Shares for which such Company Option shall not theretofore have been exercised; provided that, if the exercise price per Common Share of any Company Option is equal to or greater than the Common Offer Price, then such Company Option shall be cancelled without any cash payment being made in respect thereof. The Company or the Surviving Corporation, as applicable, shall pay the holders of such cancelled Company Options the cash payments described above on or as soon as reasonably practicable after the date on which the Acceptance Time occurs, but in any event within five business days thereafter. Prior to and effective as of the Effective Time, the Company shall take all action necessary to terminate the Company stock option plans. The Company has advised Agricore that, as of March 19, 2010, 127,942 Common Shares are reserved for issuance upon the exercise of Company Options and 32,237 Common Shares are reserved for issuance and available for the future grant of equity-based awards under the Company's stock option plans.

        Representations and Warranties.    In the Merger Agreement, the Company has made customary representations and warranties to Agricore and the Purchaser, including representations relating to: organization; authority and absence of conflicts created by the transactions contemplated by Merger Agreement; capitalization; SEC filings and financial statements; real property; intellectual property rights; absence of undisclosed liabilities; taxes; employee benefits; compliance with laws; environmental matters; legal proceedings; absence of certain changes and events; material contracts; labor matters; the Company's Rights Agreement; the Merger Agreement's exemption from or compliance with applicable takeover statutes; insurance; receipt of fairness opinion; brokers; voting requirements; affiliate transactions and subsidiaries.

        Agricore and the Purchaser have also made customary representations and warranties to the Company, including representations relating to: organization; authority and absence of conflicts created by the transactions contemplated by the Merger Agreement; legal proceedings; ownership of Company Shares; sufficient funds; absence of certain agreements between Agricore and the Purchaser and their management or directors; and ownership and operation of the Purchaser.

        Operating Covenants.    The Company has generally agreed to conduct its businesses and the business of its subsidiaries in all material respects in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to maintain and preserve its business organization, good working order and condition of its material assets and properties, maintain all material permits, keep available the services of current officers and key employees and preserve material business relationships. These agreements are binding until the Merger is completed, except

(i) as otherwise expressly contemplated or permitted by the Merger Agreement, (ii) as previously agreed to by Agricore and the Purchaser, (iii) as required by applicable law or otherwise consented to by Agricore in writing (which consent may not be unreasonably withheld, conditioned or delayed) or (iv) the payment of bonuses to members of management of the Company in the aggregate amount of $3,238,200, as disclosed by the Company to Agricore and the Purchaser in writing on the date of execution of the Merger Agreement.

        The Company has also agreed that, subject to the exceptions listed in the previous paragraph, it will not, nor will it permit its subsidiaries to, take any of the following actions until the Purchaser's acceptance for payment of shares in the Offer:

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  declare, set aside, or make or pay dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a subsidiary to the Company or another subsidiary);

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  split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities (other than the issuance of Common Shares upon the conversion of the Company's Series F Shares or pursuant to Company Options or other equity-based awards outstanding under the Company stock option plans);

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  purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (other than the withholding of Common Shares to satisfy the exercise price or Tax withholding upon the exercise of Company Options, vesting of restricted shares or settlement of stock units, in each case that are outstanding as of the date hereof in accordance with their present terms);

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  issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible, exercisable or exchangeable securities (other than (A) the issuance of Common Shares upon the conversion of the Series F Shares or (B) the exercise, settlement, or conversion of Company Options or other equity-based awards outstanding under the Company stock option plans outstanding on the date hereof in accordance with their terms);

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  amend its organizational documents;

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  acquire any business or assets that are material, except purchases of inventory, components, property, plant or equipment in the ordinary course of business, consistent with past practice;

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  sell, lease or otherwise dispose of or encumber any properties or material assets (excluding sales of inventory in the ordinary course of business consistent with past practice);

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  alter or amend the Rights Agreement, other than as contemplated by the Merger Agreement;

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  make any loans or incur any indebtedness or take other certain actions related to indebtedness and its participation in financial transactions, subject to certain exceptions for transactions in the ordinary course of business consistent with past practice or meeting other specified criteria;

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  authorize any capital expenditure, taken as a whole, in an amount exceeding the greater of $200,000 per month or the amount permitted for such expenditures in the Company's budget for fiscal 2010;

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  implement or adopt material changes in its methods of accounting except as required by GAAP;

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  waive, release or assign any material rights or claims under, or renew, materially modify or terminate any material contract, except in the ordinary course of business consistent with past practice;

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  enter into any material contract or license any material intellectual property rights to a third party, except in the ordinary course of business consistent with past practice;

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  enter into any contract restricting its ability to conduct its business as it is presently being conducted or is currently contemplated to be conducted;

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  make certain modifications to the Company's employee compensation and benefits;

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  make certain changes in its methods of tax accounting or material tax elections, amend any material tax return, agree to any extension of a statute of limitations with respect to material taxes, or settle any material tax liability;

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  initiate, compromise or settle any material legal proceeding;

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  fail to maintain insurance at levels substantially comparable to existing levels;

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  effectuate a plant closing or mass layoff without complying with the Workers Adjustment and Retraining Notification Act of 1988, as amended, and any comparable state or local law that may be applicable;

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  pay, discharge, settle or satisfy any claims, liabilities or obligations in excess of $200,000 in the aggregate, other than in the ordinary course of business consistent with past practices;

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  other than modifications or amendments associated with renewals of existing leases in the ordinary course of business consistent with past practice, modify, amend or terminate any material rights relating to any real property of the Company or its subsidiaries; or

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  authorize any or agree to take any of the foregoing actions.

        Rule 14d-10(d) Matters.    The Merger Agreement requires the Company Board, or a committee thereof, to take certain actions to ensure that each agreement, arrangement or understanding entered into by the Company or its subsidiaries on or after the date of the Merger Agreement with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee is approved as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(1) under the Exchange Act and that the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act are satisfied.

        Company Stockholders Meeting.    The Merger Agreement provides that the Company will, if the adoption of the Merger Agreement by the Company's stockholders is required by applicable law in order to complete the Merger, hold a meeting of its stockholders for the purpose of considering and adopting the Merger Agreement. Agricore and the Purchaser have agreed to vote all of the Common Shares then owned of record by them or any of their affiliates in favor of the adoption of the Merger Agreement and approval of the Merger.

        Non-Solicitation of Acquisition Proposals.    The Merger Agreement generally prohibits the Company and its subsidiaries, as well as any of its or their respective representatives, from, directly or indirectly:

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  soliciting, initiating, encouraging or facilitating any inquiry, offer or proposal with respect to an Acquisition Proposal (as defined herein) or any proposal that would reasonably be expected to lead to an Acquisition Proposal;

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  entering into, continuing or participating in any discussions or negotiations with any third party with respect to an Acquisition Proposal or any proposal that would reasonably be expected to lead to an Acquisition Proposal;

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  entering into any contract with respect to an Acquisition Proposal or any proposal that would reasonably be expected to lead to an Acquisition Proposal; or

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  approving, endorsing or recommending any Acquisition Proposal or any proposal that would reasonably be expected to lead to an Acquisition Proposal.

        However, if the Company receives an unsolicited written Acquisition Proposal prior to the Acceptance Time that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or would reasonably be expected to lead to, a Superior Proposal (as defined herein), then the Company may take the following actions to the extent the failure to take such action would be inconsistent with the fiduciary duties of the Company Board:

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  furnish non-public information with respect to the Company and its subsidiaries to the third party making such Acquisition Proposal; and

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  participate in discussions or negotiations with such third party;

provided, that the Company enters into a confidentiality agreement with such third party containing terms no less favorable than those provided in the confidentiality agreement between the Company and Viterra and that the Company furnishes to Agricore a copy of any non-public information furnished to any third party which Agricore has not already received.

        The Company is required to notify Agricore within 24 hours after the receipt of any Acquisition Proposal or any request for non-public information which would reasonably be expected to lead to an Acquisition Proposal. Such notice must specify the material terms of the Acquisition Proposal and the identity of the third party making the Acquisition Proposal. Additionally, the Company must keep Agricore reasonably informed of any financial or other material changes in such Acquisition Proposal.

        Pursuant to the Merger Agreement, the Company Board and any committee thereof may not:

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  withhold, withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to Agricore or the Purchaser, the Company Recommendation (as defined herein) or, if any third party shall have publicly announced an Acquisition Proposal, fail to publicly reaffirm the Company Recommendation within five business days following a request by Agricore to make such reaffirmation (any of the foregoing, a "Company Recommendation Change");

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  adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal; or

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  authorize or permit the Company or any of its subsidiaries to enter into any agreement (other than a permitted confidentiality agreement) relating to an Acquisition Proposal.

        However, at any time prior to the Acceptance Time, if the Company Board determines in good faith (after consultation with outside counsel) that an Acquisition Proposal received after March 10, 2010, and not resulting from a breach of the non-solicitation provisions contained in the Merger Agreement, constitutes a Superior Proposal (as defined herein), to the extent the Company Board (after consultation with outside counsel) has concluded in good faith that failing to take such action would be inconsistent with the fiduciary duties of the Company Board, the Company may make a Company Recommendation Change or terminate the Merger Agreement and enter into an alternative acquisition agreement regarding a Superior Proposal, as long as (i) the Company provides Agricore at least five days' (the "Notice Period") prior written notice of the Company Board's intent to take such action, which shall include the material terms of the proposal and the identity of the person making the proposal (with such Notice Period to be extended by an additional three days if material revisions are made to the proposal during the Notice Period), (ii) the Company engages in good faith negotiations with Agricore during the Notice Period to modify the Merger Agreement such that the Acquisition

Proposal ceases to be a Superior Proposal, and (iii) the Acquisition Proposal continues to constitute a Superior Proposal after the Notice Period has expired. If the Company terminates the Merger Agreement in response to a Superior Proposal as set forth above, the Company will pay a termination fee to Agricore as described below under the heading "Termination Fee and Expenses".

        Nothing in the Merger Agreement prohibits the Company or the Company Board from (i) disclosing to the Company's stockholders a position in compliance with Rules 14d-9 and 14e-2 under the Exchange Act or making any "stop look and listen" communication to its stockholders pursuant to Rule 14d-9(f) under the Exchange Act or (ii) making any disclosure to the Company's stockholders if the Company Board has reasonably determined in good faith, after consultation with outside counsel, that such disclosure is required by its fiduciary duties under applicable law. However, such disclosure does not affect the obligations of the Company with respect to Acquisition Proposals or giving notice of Acquisition Proposals to Agricore and such disclosure shall be deemed to be a Company Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation, either in such communication or within five business days after a request to do so from Agricore.

        An "Acquisition Proposal" means any inquiry, offer or proposal relating to any transaction or series of related transactions (other than the Offer and the Merger) resulting in:

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  any acquisition or purchase by any person or "group" (as defined in the Exchange Act and the rules thereunder) of persons, directly or indirectly, of more than 15% of the total outstanding Common Shares or outstanding voting power of the Company, or any tender offer or exchange offer that, if consummated, would result in any person or "group" (as defined in the Exchange Act and the rules thereunder) of persons, directly or indirectly, beneficially owning more than 15% of the total outstanding Common Shares or outstanding voting power of the Company (in each case including through the issuance of any new series or new class of preferred stock or other securities that would be entitled to a class or series vote with respect to the Merger);

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  any acquisition or purchase from the Company and its subsidiaries by any person or "group" (as defined in the Exchange Act and the rules thereunder) of persons, directly or indirectly, of assets (including for this purpose the outstanding equity securities of the Company's subsidiaries) that constitute or account for over 15% of the consolidated net revenues, net income or assets of the Company and its subsidiaries, taken as a whole;

  •
  any merger, consolidation, recapitalization, business combination or other similar transaction involving the Company or any of its subsidiaries; or

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  any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company.

        A "Superior Proposal" means a bona fide written Acquisition Proposal made by a third party (other than one that results from a violation of the provisions of the Merger Agreement governing Acquisition Proposals) that the Company Board determines in good faith, after consulting with its outside legal counsel and financial advisor, and taking into account such facts as the Company Board considers to be appropriate (including conditions to and expected timing and risks of consummation of such Acquisition Proposal and any break-up fees or expense reimbursement provisions and including any changes to the terms of the Merger Agreement proposed by Agricore to the Company in response to such Acquisition Proposal or otherwise) is reasonably capable of being completed (taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal) and if consummated would result in a transaction more favorable to the holders of Common Shares (from a financial point of view) than the Offer and the Merger; provided, however, that for purposes of the definition of "Superior Proposal," the references to "15%" in the definition of Acquisition Proposal shall be deemed to be references to "50%".

        As used in the Merger Agreement, "Company Recommendation" means the recommendation from the Company Board that the holders of Company Shares accept the Offer and tender their Company Shares to the Purchaser pursuant to the Offer and, if required by applicable law, holders of Common Shares adopt the Merger Agreement in accordance with the provisions of applicable law.

        Employee Benefit Matters.    Pursuant to the Merger Agreement, Agricore has agreed that, after the effective time of the Merger, the Surviving Corporation will continue the employment, compensation and benefits of any employee of the Company or its subsidiaries (the "Continuing Employees") on terms and conditions as may be determined by Agricore in its sole discretion. Additionally, after the effective time of the Merger, Agricore has agreed that for a period of at least six months, the Surviving Corporation will provide the compensation and benefits to employees of the Company and its subsidiaries that are no less favorable in the aggregate than the compensation and benefits provided to similarly situated employees of Agricore and its affiliates. Notwithstanding the foregoing, Continuing Employees who are members of a collective bargaining unit shall continue to receive compensation and benefits which satisfy the terms of such collective bargaining agreement and Agricore has agreed to provide severance benefits, if any, that are the same as provided for a similarly situated employee in the same jurisdiction under Agricore's severance policies in effect as of the time of termination of such Continuing Employee. Also, Agricore has agreed to give Continuing Employees full credit for their service with the Company for purposes of eligibility and vesting and benefit accruals under any employee benefit plans maintained by Agricore, its subsidiaries or the Surviving Corporation (other than in the case of any defined benefit plan sponsored or maintained by Agricore or its affiliates), and will honor certain terms of existing group health plans as long as the Continuing Employee enrolls in Agricore's group health plan within the time period specified by the applicable plans.

        Insurance, Indemnification and Exculpation.    Pursuant to the terms of the Merger Agreement, Agricore has agreed to, and has agreed to cause the Surviving Corporation to:

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  indemnify and hold harmless each of the Company's and its subsidiaries' current and former directors and officers, for six years following the effective time of the Merger, from certain liabilities and costs incurred in connection with actions arising out of or pertaining to matters existing or occurring at or prior to the effective time of the Merger, whether asserted prior to, at or after the effective time of the Merger, to the extent required under the Company's and its subsidiaries' respective organizational documents, applicable laws and any indemnification agreements to which the Company or a subsidiary of the Company is a party (if a copy of such agreement was provided to Agricore before the execution of the Merger Agreement);

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  for a period of six years following the effective time of the Merger, maintain all indemnification, advancement of expenses and exculpation rights that are as least as favorable as those under the Company's organizational documents at the time the Merger Agreement was executed; and

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  either maintain in effect a directors' and officers' insurance policy (with coverage and terms at least as favorable to such persons as the Company's coverage at the time the Merger Agreement was executed) for the persons covered by the Company's existing directors' and officers' insurance policies or obtain and pay for "tail" insurance policies covering a period of at least six years following the effective time of the Merger with aggregate premiums not in excess of 300% of the annual premium for the directors' and officers' insurance policies for the Company's and its subsidiaries' current fiscal year.

        Reasonable Best Efforts to Cause Merger to Occur.    The Merger Agreement requires each of the Company, Agricore and the Purchaser to use its reasonable best efforts to take all actions and to do all things reasonably necessary, proper or advisable to complete the transactions contemplated by the Merger Agreement as promptly as practicable, including (i) causing the Offer Conditions (other than Minimum Condition) and the conditions to the Merger to be satisfied and fulfilled, (ii) obtaining all necessary or appropriate consents, waivers and approvals under any material contracts, and (iii) obtaining all actions or non-actions, waivers, consents, approvals orders and authorizations from governmental bodies, seek the expiration of all waiting periods under applicable law, and making all necessary registrations, declarations and filings with governmental bodies, provided, however, that Agricore and the Purchaser are not required to (and the Company shall not, without the prior written consent of Agricore) become subject to, or consent or agree to, or otherwise take any action with respect to, any requirement, condition, undertaking, agreement or order of a governmental body to sell, to divest, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change, assets or businesses of the Company, Agricore, or any of their respective subsidiaries.

        Each of the Company and Agricore are required to file, as soon as reasonably practicable, and in any event within 10 business days following the execution of the Merger Agreement, a notification and report form with the Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") as required by the HSR Act and to make any other appropriate filings under any other applicable antitrust law. In addition, each of the Company and Agricore have agreed to cooperate and coordinate with the other in making such filings, to share and supply any information required for the purposes of such filings, to notify the other of any correspondence received in respect to such filings, and to participate jointly in any meeting or substantive conversation with any governmental body in respect to such filings.

        In the event that any state anti-takeover or similar law becomes applicable to the transactions contemplated by the Merger Agreement, the Company has agreed to use its reasonable best efforts to ensure that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable, and otherwise minimize the effect of such statute or regulation on the transactions contemplated by the Merger Agreement.

        Directors.    The Merger Agreement provides that promptly after the Acceptance Time, and at all times thereafter, the Purchaser will be entitled to designate from time to time such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors designated by Agricore pursuant to this sentence) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Agricore and the Purchaser (including Common Shares so accepted for payment pursuant to the Offer and any Top-Up Option Shares) bears to the total number of Common Shares then outstanding. Promptly following request by the Purchaser, subject to applicable law, the Company is required to take all necessary actions to cause the individuals designed by the Purchaser to be elected or appointed to the Company Board, including increasing the size of the Company Board and seeking resignations of one or more incumbent directors. The Company is also required, upon the Purchaser's request and subject to applicable law, to cause individuals designated by the Purchaser to constitute substantially the same percentage (rounded up to the next whole number) as is on the Company Board on (i) each committee of the Company Board, (ii) the board of directors of each subsidiary of the Company and (iii) each committee (or similar body) of each such board.

        In the event that Purchaser's designees are elected or appointed to the Company Board pursuant to the Merger Agreement then, until the effective time of the Merger, the Company must have at least such number of directors as may be required by applicable law who are considered independent directors within the meaning of such laws. In addition, the Company's obligation to appoint Purchaser's designees to the Company Board is subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

        The Merger Agreement further provides that, if, prior to the effective time of the Merger, any members of the Company Board were also members of the Company Board immediately prior to the appointment of the Purchaser's designees (the "Continuing Directors"), then the approval of a majority of such Continuing Directors (or the sole Continuing Director if there is only one Continuing Director)

shall be required in order to (i) amend or terminate the Merger Agreement, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Agricore or the Purchaser under the Merger Agreement, (iii) waive any of the Company's rights under the Merger Agreement, (iv) amend, rescind, repeal or waive the organizational documents of the Company in any manner that would reasonably be expected to adversely affect the rights of stockholders of the Company (other than Agricore and the Purchaser), or (v) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to the Merger Agreement or any of the transactions contemplated therein, including the Offer and the Merger, that would reasonably be expected to adversely affect the rights of stockholders of the Company (other than Agricore and the Purchaser).

        Conditions to the Merger.    The Merger Agreement provides that the respective obligations of each party to complete the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

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  if required by the North Dakota Act, the adoption of the Merger Agreement and approval of the Merger by the affirmative vote of the holders of a majority of the outstanding Common Shares;

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  the acceptance by the Purchaser for payment all Company Shares validly tendered and not validly withdrawn pursuant to the Offer; and

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  the absence of any applicable law or any order issued or granted by a governmental body, in each case that has the effect of making the Merger illegal or prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction in which Agricore or the Company has material business or operations.

        Termination.    The Merger Agreement may be terminated and the Offer and the Merger may be abandoned by the mutual consent of Agricore and the Company. In addition, either Agricore or the Company may terminate the Merger Agreement if:

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  the Offer terminates, expires or is withdrawn without any Company Shares being purchased or the Offer is not consummated on or before the Outside Date (as defined herein); provided, however, that this right to terminate is not available to any party whose breach of any covenant or obligation under the Merger Agreement results in (i) the failure of any of the conditions to the Offer to be satisfied on or before the Outside Date or (ii) the expiration or termination of the Offer without the Purchaser having accepted for payment any Company Shares pursuant to the Offer; or

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  a governmental body promulgates a law or issues an order or takes any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger.

        The Merger Agreement may be terminated by the Company in the following circumstances:

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  if, prior to the Acceptance Time, Agricore or the Purchaser has breached or failed to perform in any material respect any of its covenants or obligations under the Merger Agreement or any representation or warranty of Agricore or the Purchaser was inaccurate when made or becomes inaccurate as of any scheduled expiration date of the Offer, which breach or inaccuracy would reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger and is either incurable or is not cured by Agricore or the Purchaser by the earlier of 30 days following receipt by Agricore of written notice from the Company of such breach or the Outside Date (although the Company may not terminate the Merger Agreement pursuant to this provision if it is then in any material breach of its obligations under the Merger Agreement);

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  if, prior to the Acceptance Time, the Company is permitted to terminate the Merger Agreement in response to a Superior Proposal under certain conditions described above under the heading "Non-Solicitation of Acquisition Proposals"; or

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  if the Purchaser fails to commence the Offer by March 24, 2010; provided that the Company is not in material breach of the Merger Agreement at the time.

        The Merger Agreement may be terminated by Agricore in the following circumstances:

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  if, prior to the Acceptance Time, the Company has breached or failed to perform in any material respect any of its covenants or obligations under the Merger Agreement or any representation or warranty of the Company contained in the Merger Agreement was inaccurate when made or becomes inaccurate as of any scheduled expiration date of the Offer, which breach or inaccuracy would reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or would result in any of the Offer Conditions, other then Minimum Condition, not being satisfied, and which breach is either incurable or is not cured by the Company by the earlier of 30 days following receipt by the Company of written notice from Agricore of such breach or the Outside Date (although Agricore may not terminate the Merger Agreement pursuant to this provision if it or the Purchaser is then in any material breach of its obligations under the Merger Agreement); or

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  the Company has made a Company Recommendation Change, adopted, approved or recommended an Acquisition Proposal (or publicly proposed to do so) or entered into an alternative acquisition agreement with respect to an Acquisition Proposal, or the Company Board has resolved to do any of the foregoing.

        Termination Fee and Expenses.    The Company will be required to pay a termination fee of $5,000,000 (the "Termination Fee") to Agricore in connection with the termination of the Merger Agreement under the following circumstances:

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  the Merger Agreement is terminated by Agricore for any of the reasons set forth in the seventh bullet point listed above beneath the heading "Termination";

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  the Merger Agreement is terminated by the Company as permitted in response to a Superior Proposal under certain conditions as described above under the heading "Non-Solicitation of Acquisition Proposals"; and

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  if this Agreement is terminated (i) by the Company pursuant to the first bullet point (provided Agricore would also have the right to terminate at the time of such termination by the Company), or (ii) by Agricore pursuant to the sixth bullet point listed above, respectively, listed above beneath the heading "Termination", and prior to such termination (x) an Acquisition Proposal is made known to the public or to the Company Board or is made directly to the stockholders of the Company or any person has publicly announced an intention to make an Acquisition Proposal, and (y) within 12 months after such termination, (A) the Company enters into an alternative acquisition agreement with respect to an Acquisition Proposal, or (B) an Acquisition Proposal is consummated, in which case, the Company must pay to Agricore the Termination Fee upon the earlier to occur of (1) the execution of such alternative acquisition agreement and (2) consummation of such Acquisition Proposal.

        Pursuant to the Merger Agreement, whether or not the Offer or Merger is consummated, all costs and expenses incurred by the parties, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

        Amendments.    The Merger Agreement may be amended in a writing signed by the parties thereto at any time prior to the effective time of the Merger. However, if the approval of the Company stockholders is required under the North Dakota Act to approve the Merger Agreement and Merger, and such approval is obtained, the Merger Agreement may only be amended subject to the approval of the appropriate stockholders of the Company, to the extent required by applicable law.

The Tender and Support Agreements

        On March 10, 2010, each of La Bella Holdings LLC, MVC Capital, Inc., Timothy J. Dodd and Edward O. Irion entered into a Tender and Support Agreement (the "Tender and Support Agreements") pursuant to which they have agreed, among other things, (i) to tender all their Company Shares and, in the case of MVC Capital, Inc., to tender and convert, in accordance with the terms of its Tender and Support Agreement, all of its Series F Shares (collectively, the "Subject Shares") within 10 business days following commencement of the Offer, (ii) to vote such Subject Shares in favor of adoption of the Merger Agreement and the transactions contemplated thereby and against certain actions which may be adverse to the contemplated transactions, (iii) to certain restrictions on the transfer of such Subject Shares and entry into certain agreements in connection with such Subject Shares, (iv) to refrain from taking certain actions which may facilitate an Acquisition Proposal, and (v) to promptly notify Agricore of the any new Subject Shares acquired, which shares will be subject to the terms of the Tender and Support Agreement. In addition, each of these persons have agreed to waive any appraisal or dissenters' rights with respect to the Subject Shares.

        Each stockholder who entered into a Tender and Support Agreement has irrevocably appointed Agricore as attorney-in-fact and proxy to attend Company stockholder meetings and vote his or her Subject Shares with respect to action relating to the Merger, the Merger Agreement and certain other actions by the Company. The Tender and Support Agreements will terminate upon the earlier of (i) the effective time of the Merger, (ii) a valid termination of the Merger Agreement in accordance with its terms, or (iii) any amendment to the Merger Agreement entered into without the prior written consent of the stockholder party to the Tender and Support Agreement that reduces the Minimum Condition, reduces the Common Offer Price (except as contemplated by the Merger Agreement) or changes the form of consideration to be paid to holders of Common Shares in the Offer.

The Guarantee

        On March 10, 2010, Viterra entered into the Guarantee, under which Viterra agreed to guarantee the performance of Agricore's obligations under the Merger Agreement, including Agricore's obligation to provide funds to the Purchaser to accept for payment and to pay for any Company Shares tendered in the Offer and to provide the necessary funding to pay the consideration to be paid in the Merger, in each case in accordance with the terms of the Merger Agreement. Viterra's obligations under the Guarantee are unconditional and absolute, and are not subject to any defenses other than fraud or willful misconduct by the Company and any defenses available to Agricore under the Merger Agreement.

Confidentiality Agreement

        The Confidentiality Agreement provides that, in connection with the proposed Merger and Offer, each party may disclose confidential and proprietary information to the other party. The agreement requires, among other things, that Viterra and the Company, respectively, generally not disclose the other party's Confidential Information (as defined herein) and use the Confidential Information only for purposes of evaluating the proposed transaction. In addition, the Company and Viterra agreed that each would not directly or indirectly solicit employees of the other party or induce such employees to terminate employment with the other party for a period of one year after the termination of discussions regarding the proposed transaction.

        For purposes of the Confidentiality Agreement, the term "Confidential Information" includes any an all information relating to the party providing the information (the "Provider") disclosed to the receiving party (the "Recipient"), including without limitation, any business technical, marketing, financial or other information, whether written, graphic, electronic or oral, howsoever or whensoever obtained by the Recipient, directly or indirectly from the Provider, including the fact that the proposed transaction is under consideration by the parties and is being discussed between them, with the exception of (i) information in the public domain at the time of disclosure to the Recipient, (ii) information that, after disclosure to the Recipient, becomes a part of the public domain through no act or omission of the Recipient or its affiliates, (iii) information that the Recipient or its representatives can show was lawfully in possession prior to receipt thereof from the Provider, (iv) information received in good faith by the Recipient from a third party who was lawfully in possession of, and had the right to disclose, the same, (v) information required to be disclosed by any government laws, rules or regulations or any stock exchange having jurisdiction over the Recipient (as long as certain actions are taken to preserve the confidential nature of such information), and (vi) information which the Provider has provided its prior written consent for the disclosure by the Recipient or it representative thereof.

12.   Purpose of the Offer; Plans for the Company.

        Purpose of the Offer.    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Company Shares not tendered and purchased pursuant to the Offer or otherwise. If the Offer is successful, the Purchaser intends to complete the Merger as soon as practicable after the acquisition of Company Shares in the Offer.

        Statutory Requirements.    In general, under the North Dakota Act, a merger of two North Dakota corporations requires (i) the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving a plan of merger containing provisions with respect to certain statutorily specified matters and (ii) the adoption of such plan of merger by the stockholders of each corporation by the affirmative vote of the holders of at least a majority of all of the outstanding shares of stock entitled to vote on such matter, unless certain statutory exceptions apply or the transaction is a short-form merger, as described in the next paragraph. Accordingly, except in the case of a short-form merger, the affirmative vote of the Company's stockholders representing at least a majority of all outstanding Common Shares is required in order to adopt the Merger Agreement. Assuming that the Minimum Condition is satisfied, upon completion of the Offer, the Purchaser would own a number of Common Shares sufficient to enable it to satisfy the stockholder approval requirement to approve the Merger.

        The North Dakota Act also provides that, if a parent corporation owns at least ninety percent (90%) of each class of the voting stock of a subsidiary, that corporation can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise, the Purchaser acquires or controls at least ninety percent (90%) of the outstanding Common Shares, the Purchaser could, and intends to, effect a short-form merger without prior notice to, or any action by, any other Company stockholder.

        Plans for the Company.    Except as set forth in this Offer to Purchase, it is expected that, following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Viterra will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the completion of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing with a view to optimizing development of the Company's potential in conjunction with Viterra's existing business.

        Except as set forth in this Offer to Purchase, the Purchaser and Agricore have no present plans, proposals or negotiations that relate to or would result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization or liquidation),

(ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company's present dividend rate or policy, or indebtedness or capitalization or (iv) any other material change in the Company's corporate structure or business.

        Dissenters' Rights.    No dissenters' rights are available to the Company stockholders in connection with the Offer. However, if the Merger is completed, a stockholder of the Company who has not tendered his or her Company Shares in the Offer or voted in favor of the Merger or consented thereto in writing will have rights under Section 10-19.1-87 of the North Dakota Act to dissent from the Merger and demand appraisal of, and obtain payment in cash for the "fair value" of, that stockholder's Company Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (immediately prior to the effective time of the Merger) required to be paid in cash to dissenting stockholders of the Company for their Company Shares. If the Company calls a meeting of stockholders for the purpose of considering and adopting the Merger Agreement, a stockholder must file with the Company before the vote on the proposed Merger a written notice of intent to demand fair value of the Company Shares owned by such stockholder and such stockholder may not vote his or her Common Shares in favor of the proposed action, as provided under Section 10-19.1-88 of the North Dakota Act. After the Merger takes effect, or after the Company receives a valid demand for payment from a stockholder pursuant to Section 10-19.1-88 of the North Dakota Act, whichever is later, the Company shall remit to each dissenting stockholder who has complied with Section 10-19.1-88 of the North Dakota Act, the amount the Company estimates to be the fair value of the Company Shares, plus interest, with such additional Company information as required by Section 10-19.1-88 of-the North Dakota Act. If a dissenting stockholder believes the amount remitted the Company is less than the fair value of the Company Shares plus interest, the dissenting stockholder may give the Company written notice of the stockholder's own estimate of the fair value of the Company Shares, plus interest and demand payment of the difference. Otherwise, the dissenting stockholder is entitled only to the amount remitted by the Company. In the event the parties are unable to reach a fair value of the Shares, plus interest, as set forth above, the Company may petition the court in the county where the registered office of the Company is located to determine the fair value of the Shares pursuant to Section 10-19.1-88 of the North Dakota Act. Any such judicial determination of the fair value of the Company Shares would not necessarily include any element of value arising from the accomplishment or expectation of the Merger and could be based upon considerations other than, or in addition to, the merger consideration and the market value of the Company Shares, including asset values and the investment value of the Company Shares. The fair value of the Company Shares as determined by the court is binding on all stockholders, wherever located. A dissenting stockholder is entitled to judgment for the amount by which the fair value of the Company Shares as determined by the court, plus interest, exceeds the amount, if any, remitted by the Company pursuant to Section 10-19.1-88 of the North Dakota Act. However, a dissenting stockholder shall not be liable to the Company for the amount, if any, which the amount, if any, remitted to the dissenting stockholder pursuant to Section 10-19.1-88 of the North Dakota Act exceeds the fair value of the Company Shares as determined by the court, plus interest.

        The value so determined could be more or less than, or the same as, the Common Offer Price or Series D Offer Price, as applicable, or the merger consideration. If any Company stockholder who demands appraisal under Section 10-19.1-88 of the North Dakota Act fails to perfect or loses his or her right to appraisal and payment under the North Dakota Act, that holder's Company Shares will thereupon be deemed to have been converted as of the effective time of the Merger into the right to receive the merger consideration, without any interest thereon, in accordance with the Merger Agreement. Failure to follow the steps required by Section 10-19.1-88 of the North Dakota Act for perfecting dissenters' rights may result in the loss of such rights.

        THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRES STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE NORTH DAKOTA ACT. FAILURE TO FULLY AND PRECISELY FOLLOW THE STEPS REQUIRED BY SECTION 10-19.1-88 OF THE NORTH DAKOTA ACT FOR THE PERFECTION OF DISSENTERS' RIGHTS WILL RESULT IN THE LOSS OF THOSE RIGHTS. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE NORTH DAKOTA ACT IS NOT A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE NORTH DAKOTA ACT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE NORTH DAKOTA ACT.

        APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS COMPLETED. STOCKHOLDERS WHO WILL BE ENTITLED TO DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING DISSENTERS' RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO. IF THE COMPANY CALLS A MEETING OF STOCKHOLDERS FOR THE PURPOSE OF CONSIDERING AND ADOPTING THE MERGER AGREEMENT, INFORMATION CONCERNING DISSENTERS' RIGHTS WILL BE INCLUDED WITH THE NOTICE OF THE MEETING, AS REQUIRED BY THE NORTH DAKOTA ACT.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Company Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Company Shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the completion of the Offer and, in the Merger, stockholders will receive the same price per Common Share or Series D Share as that paid in the Offer.

13.   Certain Effects of the Offer.

        Market for the Company Shares.    While there is no established public trading market for Company Shares, the purchase of Company Shares pursuant to the Offer will reduce the number of holders of Company Shares and the number of Company Shares that might otherwise trade, which could adversely affect the liquidity of the remaining Company Shares held by stockholders other than the Purchaser and Agricore. The Purchaser cannot predict whether its acquisition of Company Shares might have an adverse or beneficial effect on the marketability of the Company Shares or whether it would cause future prices for Company Shares to be greater or less than the Common Offer Price or Series D Offer Price, as applicable.

        Exchange Act Registration.    The Company Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Company Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Company Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired. After completion of the Offer, Agricore and the Purchaser currently intend to cause the Company to terminate the registration of the Company Shares under the Exchange Act as soon as the requirements for termination of registration are met.

14.   Dividends and Distributions.

        The Merger Agreement provides that from and after March 10, 2010 until the effective time of the Merger, except (i) as expressly required by the Merger Agreement, (ii) as required by applicable law, (iii) as consented to in writing by Agricore (which consent shall not be unreasonably withheld, delayed or conditioned), or (iv) as disclosed in the Company's Disclosure Schedule to the Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of any of its capital stock (other than dividends and distributions by a subsidiary of the Company to the Company or to other subsidiaries).

15.   Conditions of the Offer.

        The obligation of the Purchaser to accept for payment and to pay for any Company Shares tendered (and the obligation of Agricore to cause the Purchaser to accept for payment and to pay for any Company Shares tendered) in the Offer is subject to following conditions:

  •
  there has been validly tendered and not validly withdrawn a number of Common Shares which, together with the Common Shares, if any, then owned by Agricore and the Purchaser, would represent more than 50% of the Common Shares then outstanding on a fully diluted basis (which means, as of any time, the aggregate number of Common Shares outstanding, assuming the exercise of any right, warrant or option to acquire any Common Shares and the conversion or exchange of all securities convertible or exchangeable into Common Shares outstanding) as of immediately prior to the Purchaser's acceptance for payment of the Company Shares tendered pursuant to the Offer and not validly withdrawn (the "Minimum Condition");

  •
  the waiting period (and any extension thereof) under the HSR Act that is applicable to the transactions contemplated by the Merger Agreement, shall have expired or been terminated;

  •
  there does not exist any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the Company Shares or otherwise prohibiting consummation of the Offer issued by a governmental body or any law enacted that prohibits, restrains or makes illegal the acceptance for payment of, or the payment for, some or all of the Company Shares;

  •
  each of (A) the representations and warranties of the Company regarding its capitalization shall be true and correct in all respects (other than failures to be true and correct that are de minimis in severity) at and as of the date of the Merger Agreement and immediately prior to the expiration of the Offer on the applicable expiration date as if made at and as of such time, (B) the representations and warranties of the Company regarding its authority, financial statements, brokers or subsidiaries, without giving effect to materiality or Company Material Adverse Effect (as defined herein) or similar qualifications, shall be true and correct in all material respects at and as of the date of the Agreement and immediately prior to the expiration of the Offer on the applicable expiration date as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time) and (C) all of the remaining representations and warranties of the Company set forth in the Merger Agreement, without giving effect to materiality or Company Material Adverse Effect or similar qualifications are true and correct at and as of the date of the Merger Agreement and immediately prior to the expiration of the Offer on the applicable expiration date as if made at and as of such time except, with respect to this clause (C), where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

  •
  the Company shall not have breached or failed to perform in any material respect any of its covenants or obligations under the Merger Agreement prior to the expiration date of the Offer;

  •
  no facts, circumstances, events, changes, effects or occurrences shall have occurred, which, individually or in the aggregate, has had or have had, or would reasonably be likely to have, a Company Material Adverse Effect;

  •
  the Company delivers to Agricore a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that certain other conditions do not exist; and

  •
  the Merger Agreement is not terminated in accordance with its terms.

        Subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, the foregoing conditions, except for the Minimum Condition, are for the sole benefit of Agricore and the Purchaser and may be waived by Agricore and the Purchaser, in whole or in part, at any time and from time to time, in their sole discretion. The Minimum Condition may be waived by Agricore or the Purchaser with the prior written consent of the Company.

        Agricore and the Purchaser expressly reserve the right to increase the Common Offer Price or the Series D Offer Price or to make any other changes in the terms and conditions of the Offer. However, unless previously approved by the Company in writing, neither Agricore nor the Purchaser may make any change to the terms or conditions of the Offer that (i) decreases the Common Offer Price or the Series D Offer Price (except for adjustments made pursuant to the Merger Agreement), (ii) changes the form of consideration payable in the Offer, (iii) reduces the number of Company Shares to be purchased in the Offer, (iv) adds to the Offer Conditions, (v) amends the Offer Conditions so as to broaden the scope of such Offer Conditions, or (vi) reduces the time period during which the Offer shall remain open or extend the expiration of the Offer except as required or permitted by the Merger Agreement or otherwise amends any term or condition of the Offer in a manner adverse to the holders of Company Shares.

        As used in the Merger Agreement, a "Company Material Adverse Effect" means a material adverse effect on (i) the business, financial condition, properties, assets, liabilities (contingent or otherwise), operations or results of operations of the Company and its subsidiaries, taken as a whole, other than such effects to the extent resulting from (A) changes in general market (including changes in the securities or credit markets in the countries in which the Company and its subsidiaries operate), economic or political conditions (including any changes arising out of acts of terrorism, armed hostilities or war or any escalation or worsening thereof, weather conditions or other force majeure events), (B) changes in general market or economic conditions affecting the industries in which the Company and its subsidiaries operate, (C) changes that are attributable to the execution or announcement of this Agreement or the pendency of the transactions contemplated hereby (including the Offer and the Merger) or the taking of any action contemplated hereby, (D) any stockholder litigation brought or threatened against the Company or its subsidiaries or any member of the Company Board in respect of the Merger Agreement or the transactions contemplated thereby (including the Offer and the Merger), (E) changes in the market price or trading volume of the Common Shares (provided that the underlying causes of such changes shall not be excluded), (F) changes, after March 10, 2010, in laws of general applicability or in the interpretation or enforcement thereof by governmental bodies, (G) changes, after March 10, 2010, in GAAP (or any interpretation thereof), (H) the failure of the Company or any of its subsidiaries to meet any person's projections of earnings, revenues or any other financial measure (provided that the underlying causes of any such failures shall not be excluded), or (I) actions or omissions of the Company or any of its subsidiaries taken with the prior written consent of Agricore or expressly required hereunder, including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, vendors, lenders, employees or investors; provided that the effects described in each of clauses (A), (B), (F) and (G) do not materially and disproportionately affect the Company or any of its subsidiaries as compared to other similarly situated persons in the industries in which the Company or any of its subsidiaries operate; or (ii) the ability of the Company to timely consummate the transactions contemplated by the Merger Agreement (including the Offer and the Merger).

16.   Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Purchaser's acquisition of Company Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Company Shares by the Purchaser or Agricore as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "State Takeover Statutes", such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Company Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, any of which under certain conditions specified in the Merger Agreement could cause the Purchaser to elect to terminate the Offer without the purchase of Company Shares thereunder. See Section 15—"Conditions of the Offer".

        State Takeover Statutes.    A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire securities of corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business in those states or whose business operations otherwise have substantial economic effects in such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. To the extent that these state takeover statutes purport to apply to the Offer or the Merger, Agricore and the Purchaser believe that those laws conflict with U.S. Federal law and are an unconstitutional burden on interstate commerce. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In 1988, a U.S. Federal district court in Florida held, in Grand Metropolitan PLC v.

Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        The Purchaser is not aware of any state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Company Shares, and the Purchaser might be unable to accept for payment or pay for Company Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In that case, the Purchaser may not be obligated to accept for purchase, or pay for, any Company Shares tendered. See Section 15—"Conditions of the Offer".

        United States Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain acquisition transactions may not be completed until certain information and documentary material has been furnished for review by the FTC and the DOJ and certain waiting period requirements have been satisfied. These requirements apply to the Purchaser's acquisition of the Company Shares in the Offer and the Merger.

        Under the HSR Act, the purchase of Company Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the DOJ, unless the waiting period is earlier terminated by the FTC and the DOJ. Agricore expects to file a Premerger Notification and Report Form under the HSR Act with the FTC and the DOJ in connection with the purchase of Company Shares in the Offer and the Merger on or about March 24, 2010, and, if filed on such date, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on or about April 8, 2010, unless earlier terminated by the FTC and the DOJ, or Agricore receives a request for additional information or documentary material before that time. If within the 15-calendar-day waiting period either the FTC or the DOJ requests additional information or documentary material from Agricore, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of Agricore's substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information or documentary material is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order. The FTC or the DOJ may terminate the additional 10-calendar-day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

        The FTC and the DOJ may scrutinize the legality under the antitrust laws of proposed transactions such as the Purchaser's acquisition of Company Shares in the Offer and the Merger. At any time before or after the purchase of Company Shares by the Purchaser, the FTC or the DOJ could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Company Shares in the Offer and the Merger, the divestiture of Company Shares purchased in the Offer or the divestiture of substantial assets of Agricore, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

        Other Foreign Laws.    Viterra and certain of its subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the completion of the Offer or the Merger. Viterra is analyzing the applicability of any such laws and intend to take such action as may be required or desirable.

17.   Fees and Expenses.

        Agricore and the Purchaser have retained Kingsdale Shareholder Services Inc. to act as the Information Agent and Wells Fargo Bank, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Company Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Company Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable expenses and will be indemnified against certain liabilities and expenses in connection therewith.

        Neither Agricore nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Company Shares pursuant to the Offer. Banks, brokers, dealers and other nominees will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.   Miscellaneous.

        The Offer is not being made to holders of Company Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Agricore or the Purchaser not contained herein or in the Letters of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, commercial bank, trust company, fiduciary or other person will be deemed to be the agent of the Purchaser, the Depositary or the Information Agent for the purpose of the Offer.

        Viterra, Agricore and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning the Company" above.

Bluebird Acquisition Corporation.

March 23, 2010

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF VITERRA, AGRICORE AND THE PURCHASER

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Viterra, Agricore and the Purchaser are set forth below. The business address of each director and executive officer of Viterra, Agricore and the Purchaser is 2625 Victoria Avenue, Regina Saskatchewan, Canada S4T 7T9. The business telephone of each director and executive officer of Viterra, Agricore and the Purchaser is (306) 569-4411. Except as noted below, all of the individuals listed below are citizens of Canada.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Thomas Birks	Director, Chairman of the Board of Viterra

Mr. Birks joined Viterra's Board of Directors in 2005 and was elected as Chair in April 2008. Currently, he is the President of Birinco Inc., a small merchant bank with investment portfolios ranging from private equity to passive investments, and has held that position since September 1989.
Vic Bruce	Director of Viterra
Mr. Bruce joined Viterra's Board of Directors in 2002. Currently, Mr. Bruce is President of Sunrise Farms, a farming operation, and has held that position since June 1983.
Thomas Chambers	Director of Viterra

Mr. Chambers joined Viterra's Board of Directors in 2006. He is an experienced professional accountant, senior executive, corporate director and business advisor, most notably having served for 26 years as a Partner in senior management roles with PricewaterhouseCoopers LLP, from 1975 to 2001. Beginning in 2001, he has served as President of Senior Partner Services, Ltd., which provides the services of advisors and directors to a number of companies.
Paul Daniel	Director of Viterra

Mr. Daniel is a farmer and serves on the Board's Audit Committee. Prior to joining the Viterra Board in 2009, he was a Director of ABB Grain beginning in February 2006. Mr. Daniel was elected to the ABB Grain board in 2006 and served as a member of the Finance and Audit Committee. Mr. Daniel served in that position until September 2009.
Bonnie DuPont	Director of Viterra

Ms. DuPont joined Viterra's Board of Directors in 2008. She is a Group Vice President with Enbridge Inc. in Calgary, a role in which she has accountability for the Corporate Resources function, Information Technology, Public & Government Affairs, Human Resources, Governance and Corporate Social Responsibility. Ms. DuPont has held that position since February 1998. Enbridge Inc. is an energy transportation and distribution company.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Perry Gunner	Director and Deputy Chairman of Viterra

Mr. Gunner is Viterra's Deputy Chairman of the Board. Prior to joining the Viterra Board in 2009, Mr. Gunner was appointed to the ABB Grain Board and as Chairman in 2004. He is also Chairman of Australian Bank Alliance, a joint venture between ABB Grain and Sumitomo, a position he held from 2004 through 2009. Prior to his appointment, Mr. Gunner was Deputy Chairman of AusBulk (1997-2004).
Tim Hearn	Director of Viterra

Mr. Hearn joined Viterra's Board of Directors in 2008. Mr. Hearn served as Chairman, President and Chief Executive Officer of Imperial Oil Limited from the time of his appointment in 2002 to his retirement in 2008. Mr. Hearn is also presently the Chairman of Hearn and Associates and has held that position since April 2009.
Dallas Howe	Director of Viterra

Mr. Howe joined Viterra's Board of Directors in 2005. He previously served in a management role with GE Healthcare Information Technologies (2002-2005), which acquired the company he formerly owned, BDM Information Systems. He is currently the CEO of DSTC Ltd., a technology investment company, and has held that position since approximately 1990.
Kevin Osborn	Director of Viterra

Mr. Osborn is a member of the Viterra Board Audit Committee and the Safety, Health and Environment Committee. Prior to joining the Viterra Board in 2009, he was a Director of ABB Grain beginning in September 2004. Mr. Osborn was the Deputy Chairman of the Bendigo and Adelaide Bank Limited from 2007 through 2009.
Larry Ruud	Director of Viterra

Mr. Ruud joined Viterra's Board of Directors in 2008. He was a partner with Meyers Norris Penny LLP from 2000 until 2009, and has provided farm management consulting services in Western Canada for the past 15 years. He is currently the President and CEO of One Earth Farms, which is a large-scale, fully-integrated corporate farming entity, and has held that position since June 2009.
Max Venning	Director of Viterra

Mr. Venning is a farmer and a member of the Viterra Board Compensation Committee. Prior to joining the Viterra Board in September 2009, he was a Deputy Chairman of ABB Grain beginning in February 2006. Mr. Venning was a previous director of AusBulk and United Grower Holdings Ltd. from 2002 to 2004 and was Chairman of AusBulk in 2004.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Mayo M. Schmidt(1)	Director, President and Chief Executive Officer of Viterra
Mr. Schmidt became the President and Chief Executive Officer, as well as a Director of Viterra, in 2005. Prior to his current position, he was the Chief Executive Officer of Viterra beginning in 2000.
Francis Malecha(2)	Chief Operating Officer of Viterra
Mr. Malecha became Viterra's Chief Operating Officer in June 2007. He was previously Viterra's Senior Vice-President of the Grain Group, beginning in April 2003.
Rex McLennan	Chief Financial Officer of Viterra

Mr. McLennan became Viterra's Chief Financial Officer in 2008. Prior to January 29, 2008, Mr. McLennan served as Executive Vice-President and Chief Financial Officer for Vancouver 2010, the organizing committee for the 2010 Olympic and Paralympic Winter Games beginning in October 2005 and prior to that, was Executive Vice-President and Chief Financial Officer for Placer Dome Inc beginning in August 1997.
Rob Gordon(3)	President Southeast Asia and Senior Vice-President of Viterra

Mr. Gordon became Viterra's President, Australia, New Zealand and Southeast Asia and Senior Vice President in January 2010. Prior to January 2010, Mr. Gordon was CEO and Managing Director of Dairy Farmers Pty Ltd. in Sydney beginning in July 2004 and, prior to that, was Managing Director, Goodman Fielder Consumer Foods Pty Ltd, beginning in April 2001.
Steven Berger(4)	Senior Vice-President, Human Resources & Transformation, of Viterra

Mr. Berger became Viterra's Senior Vice-President of Human Resources and Transformation in November 2007. Prior to joining Viterra, Mr. Berger was a Senior Executive (Partner), Corporate Strategy/M&A Practice with Accenture, since September 2005.
Donald Chapman	Senior Vice-President, International Grain, of Viterra

Mr. Chapman is Viterra's Senior Vice-President, International Grain and joined the Company in October 2007. From 2001 to October 2007, Mr. Chapman was Managing Director—Chief Trader at Toepfer International, Asia Pte Ltd.
Ray Dean	Senior Vice-President and General Counsel/Corporate Secretary of Viterra Director and President of Agricore and Purchaser

Mr. Dean joined Viterra in November 2003 as Vice-President, General Counsel/Corporate Secretary and was appointed to Senior Vice-President, General Counsel & Corporate Secretary in March 2009. Prior to joining Viterra, Mr. Dean was a Partner with Balfour Moss LLP beginning in November 1996.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Karl Gerrand	Senior Vice President, Food Processing, of Viterra

Mr. Gerrand has served as the Senior Vice-President, Food Processing, of Viterra since 2009. From May 2000 to June 2009, Mr. Gerrand was the President of Can-Oat Milling and Senior Vice-President of Viterra.
Robert Miller(5)	Senior Vice-President, North American Grain, of Viterra

Mr. Miller became Viterra's Senior Vice President, Grain—North America in June 2007. From April 2005 to June 2007, Mr. Miller was Vice President, Merchandising. Prior to April 2005, Mr. Miller was Senior Merchandising Manager, Grain Operations at General Mills Inc, beginning in 2002.
William Mooney	Senior Vice-President, Feed Products, of Viterra
Mr. Mooney became Viterra's Senior Vice-President, Feed Products, in November 2008. From January 2005 to November 2008, Mr. Mooney was Director of Terminals.
Andrew Muirhead	Senior Vice-President, Corporate Development, of Viterra

Mr. Muirhead became Viterra's Senior Vice-President, Corporate Development in January 2008. Prior to his appointment, Mr. Muirhead was on sabbatical commencing October 1, 2007 and, prior to that, was Vice-President and Director of Investment Banking at TD Securities Inc beginning in February 2005.
George Prosk	Senior Vice-President, Financial Products, of Viterra

Mr. Prosk is Viterra's Senior Vice-President, Financial Products and has held that position since June 2007. From 2007 to June 2007, Mr. Prosk was Vice-President of Financial Markets at United Grain Growers Limited, carrying on business as Agricore United.
Colleen Vancha	Senior Vice-President, Investor Relations & Corporate Affairs, of Viterra

Ms. Vancha became Viterra's Senior Vice-President of Investor Relations and Corporate Affairs Division in March 2009. From June 2007 to February 2009, Ms. Vancha was Vice President of Investor Relations and Corporate Affairs.
Doug Wonnacott(6)	Senior Vice-President, Agri-Products, of Viterra
Mr. Wonnacott became Viterra's Senior Vice-President of Agri-Products in December 2007. Prior to coming to Viterra, Mr. Wonnacott was Vice-President of Agriliance LLC beginning in September 2003.
Mike Brooks	Senior Vice-President Information Technology and Chief Information Officer of Viterra

Mr. Brooks, became Viterra's Senior Vice President and Chief Information Officer in February 2010. Prior to that position, Mr. Brooks was Chief Information Officer & Vice President Information Technology from June 2007 to January 2010.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Ron Cameron	Vice-President, Group Controller, of Viterra

Mr. Cameron became Viterra's Vice President, Group Controller, in February 2005. Prior to his appointment, Mr. Cameron was Vice-President and Chief Financial Officer at Saskferco Products Inc, beginning in approximately January 1999.
Grant P. Theaker	Vice President & Treasurer, of Viterra
Mr. Theaker became Viterra's Vice President and Treasurer in November 2006. Prior to that position, Mr. Theaker was Treasurer, Financial Resources from June 1998 to November 2006.
Kevin Barbero	Director and Vice-President of Agricore and Purchaser
Mr. Barbero has served as Corporate Counsel to Viterra since June 2006. From May 2002 to June 2006, Mr. Barbero was a lawyer in the law firm of Robertson Stromberg Petersen LLP.
Jocelyn Torjusen	Director of Purchaser Secretary of Agricore and Purchaser

Ms. Torjusen has served as Assistant Corporate Secretary and Manager of Legal Administration of Viterra since 2005. Prior to that position, Ms. Torjusen was Executive Assistant, Board, Democratic & Legal Services from May 2004 to May 2005.

(1)
Mr. Schmidt is a citizen of Canada and the United States.

(2)
Mr. Malecha is a citizen of the United States.

(3)
Mr. Gordon is a citizen of Australia.

(4)
Mr. Berger is a citizen of the United States.

(5)
Mr. Miller is a citizen of the United States.

(6)
Mr. Wonnacott is a citizen of Canada and the United States.

        The Letters of Transmittal and certificates evidencing Company Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

WELLS FARGO BANK, N.A.

If delivering by mail:	If delivering by hand or courier:
Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, Minnesota 55164-0854	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 161 North Concord Exchange South St. Paul, Minnesota 55075

        Questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Questions or requests for assistance or additional copies of this Offer to Purchase, the Letters of Transmittal and the Notice of Guaranteed Delivery may also be addressed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario
M5X 1E2

North American Toll Free Phone:

(888) 518-6812

Email: contactus@kingsdaleshareholder.com

Facsimile: (416) 867-2271

Toll Free Facsimile: (866) 545-5580

Outside North America, Banks and Brokers Call Collect: (416) 867-2272

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
Company Financial Projections
  SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF VITERRA, AGRICORE AND THE PURCHASER